Exhibit 99.1

Altria Group, Inc. and Subsidiaries
Consolidated Financial Statements as of
December 31, 2024 and 2023, and for Each of the
Three Years in the Period Ended December 31, 2024

Altria Group, Inc. and Subsidiaries
Consolidated Balance Sheets
(in millions of dollars)
________________________

at December 31,	2024	2023
Assets
Cash and cash equivalents	$3,127	$3,686
Receivables	177	71
Inventories:
Leaf tobacco	591	649
Other raw materials	190	204
Work in process	21	22
Finished product	278	340
	1,080	1,215
Income taxes	93	496
Other current assets	36	117
Total current assets	4,513	5,585

Property, plant and equipment, at cost:
Land and land improvements	124	123
Buildings and building equipment	1,552	1,535
Machinery and equipment	2,662	2,684
Construction in progress	199	240
	4,537	4,582
Less accumulated depreciation	2,920	2,930
	1,617	1,652

Goodwill	6,945	6,791
Other intangible assets, net	12,973	13,686
Investments in equity securities	8,195	10,011
Other assets	934	845
Total Assets	$35,177	$38,570

See notes to consolidated financial statements.

Altria Group, Inc. and Subsidiaries
Consolidated Balance Sheets (Continued)
(in millions of dollars, except share and per share data)
____________________________________________

at December 31,	2024	2023
Liabilities
Current portion of long-term debt	$1,527	$1,121
Accounts payable	700	582
Accrued liabilities:
Marketing	688	716
Settlement charges	2,354	2,563
Other	1,780	1,902
Deferred gain from the sale of IQOS System commercialization rights	—	2,700
Dividends payable	1,732	1,735
Total current liabilities	8,781	11,319

Long-term debt	23,399	25,112
Deferred income taxes	3,749	2,799
Accrued pension costs	136	130
Accrued postretirement health care costs	935	1,079
Other liabilities	365	1,621
Total liabilities	37,365	42,060
Contingencies (Note 20)
Stockholders’ Equity (Deficit)
Common stock, par value $0.33 1/3 per share (2,805,961,317 shares issued)	935	935
Additional paid-in capital	5,905	5,906
Earnings reinvested in the business	35,516	31,094
Accumulated other comprehensive losses	(2,400)	(2,673)
Cost of repurchased stock (1,115,309,450 shares at December 31, 2024 and 1,042,499,542 shares at December 31, 2023)	(42,194)	(38,802)
Total stockholders’ equity (deficit) attributable to Altria	(2,238)	(3,540)
Noncontrolling interests	50	50
Total stockholders’ equity (deficit)	(2,188)	(3,490)
Total Liabilities and Stockholders’ Equity (Deficit)	$35,177	$38,570

See notes to consolidated financial statements.

Altria Group, Inc. and Subsidiaries
Consolidated Statements of Earnings
(in millions of dollars, except per share data)
____________________________________

for the years ended December 31,	2024	2023	2022
Net revenues	$24,018	$24,483	$25,096
Cost of sales	6,077	6,218	6,442
Excise taxes on products	3,574	3,981	4,408
Gross profit	14,367	14,284	14,246
Marketing, administration and research costs	2,737	2,737	2,327
Asset impairment and exit costs	389	—	—
Operating income	11,241	11,547	11,919
Interest and other debt expense, net	1,037	989	1,058
Net periodic benefit income, excluding service cost	(102)	(127)	(184)
(Income) losses from investments in equity securities	(652)	(243)	3,656
Gain on the sale of IQOS System commercialization rights	(2,700)	—	—
Earnings before income taxes	13,658	10,928	7,389
Provision for income taxes	2,394	2,798	1,625
Net earnings	$11,264	$8,130	$5,764
Per share data:
Basic and diluted earnings per share	$6.54	$4.57	$3.19

See notes to consolidated financial statements.

Altria Group, Inc. and Subsidiaries
Consolidated Statements of Comprehensive Earnings
(in millions of dollars)
_______________________

for the years ended December 31,	2024	2023	2022
Net earnings	$11,264	$8,130	$5,764
Other comprehensive earnings (losses), net of deferred income taxes:
Benefit plans	101	(57)	176
ABI	177	174	143
Currency translation adjustments and other	(5)	(19)	(34)
Other comprehensive earnings (losses), net of deferred income taxes	273	98	285
Comprehensive earnings	$11,537	$8,228	$6,049

See notes to consolidated financial statements.

Altria Group, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(in millions of dollars)
__________________

for the years ended December 31,	2024	2023	2022
Cash Provided by (Used in) Operating Activities
Net earnings	$11,264	$8,130	$5,764
Adjustments to reconcile net earnings to operating cash flows:
Depreciation and amortization	286	272	226
Deferred income tax provision (benefit)	951	(230)	(947)
Unrecognized tax benefit (1)	(1,128)	1,111	16
(Income) losses from investments in equity securities	(652)	(243)	3,656
Gain on the sale of IQOS System commercialization rights	(2,700)	—	—
Dividends from ABI	139	163	104
Asset impairment and exit costs	389	—	—
Cash effects of changes: (2)
Receivables	(106)	6	(21)
Inventories	102	(15)	14
Accounts payable	116	38	92
Income taxes	798	6	(118)
Accrued liabilities and other current assets	(550)	280	(129)
Accrued settlement charges	(209)	(362)	(424)
Pension plan contributions	(18)	(20)	(20)
Pension and postretirement, net	(107)	(136)	(156)
Other, net	178	287	199
Net cash provided by (used in) operating activities	8,753	9,287	8,256

Cash Provided by (Used in) Investing Activities
Capital expenditures	(142)	(196)	(205)
Proceeds from the ABI Transaction (3)	2,353	—	—
Proceeds from the sale of IQOS System commercialization rights	—	1,700	1,000
Acquisition of NJOY, net of cash acquired	—	(2,751)	—
Other, net	(36)	(36)	(13)
Net cash provided by (used in) investing activities	2,175	(1,283)	782
(1) Substantially all of the 2024 and 2023 amounts relate to an unrecognized tax benefit from the ordinary loss for cash tax purposes with respect to a portion of our tax basis associated with our former investment in JUUL, partially offset by our estimated corporate alternative minimum tax credit carryforward. See Note 16. Income Taxes.
(2) 2023 amounts are net of the effects from the NJOY Transaction. See Note 3. Acquisition of NJOY.
(3) See Note 8. Investments in Equity Securities.

See notes to consolidated financial statements.

Altria Group, Inc. and Subsidiaries
Consolidated Statements of Cash Flows (Continued)
(in millions of dollars)
__________________

for the years ended December 31,	2024		2023		2022
Cash Provided by (Used in) Financing Activities
Proceeds from short-term borrowings	$—		$2,000		$—
Repayment of short-term borrowings	—		(2,000)		—
Long-term debt issued	—		998		—
Long-term debt repaid	(1,121)		(1,566)		(1,105)
Repurchases of common stock	(3,400)		(1,000)		(1,825)
Dividends paid on common stock	(6,845)		(6,779)		(6,599)
Other, net	(125)		(27)		(12)
Net cash provided by (used in) financing activities	(11,491)		(8,374)		(9,541)
Cash, cash equivalents and restricted cash:
Increase (decrease)	(563)		(370)		(503)
Balance at beginning of year	3,721		4,091		4,594
Balance at end of year	$3,158		$3,721		$4,091
Supplemental cash flow information:
Cash paid:
Interest	$1,113		$1,116		$1,119
Income taxes	$1,802	(1)	$1,890	(1)	$2,657
Non-cash investing activities:
Deferred proceeds from the sale of IQOS System commercialization rights	$—		$—		$1,700

The following table provides a reconciliation of cash, cash equivalents and restricted cash (2) to the amounts reported on our consolidated balance sheets:

at December 31,	2024		2023		2022
Cash and cash equivalents	$3,127		$3,686		$4,030
Restricted cash included in other current assets	8		5		15
Restricted cash included in other assets	23		30		46
Cash, cash equivalents and restricted cash	$3,158		$3,721		$4,091
(1) For the years ended December 31, 2024 and 2023, income taxes paid were reduced by the impact of transferable income tax credits. At December 31, 2024 and 2023, transferable income tax credits totaled $445 million and $335 million, respectively, and are included in other accrued liabilities on our consolidated balance sheets.
(2) Restricted cash consisted primarily of cash deposits collateralizing appeal bonds posted by PM USA to obtain stays of judgments pending appeals. See Note 20. Contingencies.

See notes to consolidated financial statements.

Altria Group, Inc. and Subsidiaries
Consolidated Statements of Stockholders’ Equity (Deficit)
(in millions of dollars, except per share data)
____________________________________

	Attributable to Altria
	Common Stock	Additional Paid-in Capital	Earnings Reinvested in the Business	Accumulated Other Comprehensive Losses	Cost of Repurchased Stock	Non- controlling Interests	Total Stockholders’ Equity (Deficit)
Balances, December 31, 2021	$935	$5,857	$30,664	$(3,056)	$(36,006)	$—	$(1,606)
Net earnings	—	—	5,764	—	—	—	5,764
Other comprehensive earnings (losses), net of deferred income taxes	—	—	—	285	—	—	285
Stock award activity	—	30	—	—	15	—	45
Cash dividends declared ($3.68 per share)	—	—	(6,636)	—	—	—	(6,636)
Repurchases of common stock	—	—	—	—	(1,825)	—	(1,825)
Other (1)	—	—	—	—	—	50	50
Balances, December 31, 2022	935	5,887	29,792	(2,771)	(37,816)	50	(3,923)
Net earnings	—	—	8,130	—	—	—	8,130
Other comprehensive earnings (losses), net of deferred income taxes	—	—	—	98	—	—	98
Stock award activity	—	19	—	—	22	—	41
Cash dividends declared ($3.84 per share)	—	—	(6,828)	—	—	—	(6,828)
Repurchases of common stock	—	—	—	—	(1,000)	—	(1,000)
Other	—	—	—	—	(8)	—	(8)
Balances, December 31, 2023	935	5,906	31,094	(2,673)	(38,802)	50	(3,490)
Net earnings	—	—	11,264	—	—	—	11,264
Other comprehensive earnings (losses), net of deferred income taxes	—	—	—	273	—	—	273
Stock award activity	—	17	—	—	24	—	41
Cash dividends declared ($4.00 per share)	—	—	(6,842)	—	—	—	(6,842)
Repurchases of common stock	—	(18)	—	—	(3,382)	—	(3,400)
Other	—	—	—	—	(34)	—	(34)
Balances, December 31, 2024	$935	$5,905	$35,516	$(2,400)	$(42,194)	$50	$(2,188)
(1) Represents the non-cash contribution made by JTIUH to Horizon in 2022. See Note 1. Background and Basis of Presentation.

See notes to consolidated financial statements.

Altria Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
_______________________________

Note 1. Background and Basis of Presentation
When used in these notes, the terms “Altria,” “we,” “us” and “our” refer to either (i) Altria Group, Inc. and its consolidated subsidiaries or (ii) Altria Group, Inc. only and not its consolidated subsidiaries, as appropriate in the context.
▪Background: At December 31, 2024, our wholly owned subsidiaries included Philip Morris USA Inc. (“PM USA”), which is engaged in the manufacture and sale of cigarettes in the United States; John Middleton Co. (“Middleton”), which is engaged in the manufacture and sale of machine-made large cigars and is a wholly owned subsidiary of PM USA; UST LLC (“UST”), which, through its wholly owned subsidiary U.S. Smokeless Tobacco Company LLC (“USSTC”), is engaged in the manufacture and sale of moist smokeless tobacco (“MST”) products; Helix Innovations LLC (“Helix”), which operates in the United States, and its foreign affiliates (“Helix International”), which operate in certain other countries, are engaged in the manufacture and sale of oral nicotine pouches; and NJOY, LLC (“NJOY”), which is engaged in the manufacture and sale of e-vapor products. Other wholly owned subsidiaries included Altria Group Distribution Company (“AGDC”), which provides sales and distribution services to our domestic operating companies, and Altria Client Services LLC (“ALCS”), which provides various support services to our companies in areas such as legal, regulatory, research and product development, consumer engagement, finance, human resources and external affairs. Our access to the operating cash flows of our subsidiaries consists of cash received from the payment of dividends and distributions, and the payment of interest on intercompany loans. At December 31, 2024, our significant subsidiaries were not limited by contractual obligations in their ability to pay cash dividends or make other distributions with respect to their equity interests.
As discussed in Note 3. Acquisition of NJOY, on June 1, 2023, we completed our acquisition of NJOY Holdings, Inc. (“NJOY Holdings”), the parent of NJOY. As a result of the acquisition, NJOY became a wholly owned subsidiary of Altria.
In October 2022, we entered into a joint venture with JTI (US) Holding, Inc. (“JTIUH”), a subsidiary of Japan Tobacco Inc., for the U.S. marketing and commercialization of heated tobacco stick (“HTS”) products. The joint venture entity, Horizon Innovations LLC (“Horizon”), is structured to exist in perpetuity and is responsible for the U.S. marketing and commercialization of HTS products owned by either party. At December 31, 2024, we owned a 75% economic interest in Horizon; JTIUH owned the remaining 25% economic interest. As of January 30, 2025, there are no products in the U.S. marketplace from the joint venture.
At December 31, 2024, we had investments in Anheuser-Busch InBev SA/NV (“ABI”) and Cronos Group Inc. (“Cronos”). In March 2024, we sold a portion of our investment in ABI (“ABI Transaction”). In March 2023, we entered into a stock transfer agreement with JUUL Labs, Inc. (“Stock Transfer Agreement”) pursuant to which we transferred to JUUL Labs, Inc. (“JUUL”) all of our beneficially owned JUUL equity securities. In exchange, we received a non-exclusive, irrevocable global license to certain of JUUL’s heated tobacco intellectual property (“JUUL Heated Tobacco IP”). For further discussion of our current and former investments and the ABI Transaction, see Note 8. Investments in Equity Securities.
▪Basis of Presentation: Our consolidated financial statements include Altria, as well as our wholly owned and majority-owned subsidiaries. We account for our investments in equity securities in which we have the ability to exercise significant influence over the operating and financial policies of the investee, including ABI and Cronos, under the equity method of accounting using a one-quarter lag. We accounted for our former investment in the equity securities of JUUL at fair value. All intercompany transactions and balances have been eliminated.
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent liabilities at the dates of our financial statements and the reported amounts of net revenues and expenses during the reporting periods. Significant estimates and assumptions include, among other things, pension and benefit plan assumptions, lives and valuation assumptions for goodwill and other intangible assets, investments in equity securities, marketing programs and income taxes. Actual results could differ from those estimates.
Certain immaterial prior year amounts have been reclassified to conform with the current year’s presentation.
On January 1, 2024, we adopted Accounting Standards Update (“ASU”) 2022-03, Fair Value Measurement (Topic 820): Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions (“ASU No. 2022-03”). This guidance clarifies that a contractual restriction on the sale of an equity security is not considered part of the unit of account of the equity security and, therefore, is not considered in measuring fair value. This guidance also specifies required disclosures for equity securities subject to contractual sale restrictions. We applied ASU No. 2022-03 for the fair value disclosure of our investment in ABI. For further discussion, see Note 8. Investments in Equity Securities.
Additionally, in connection with the preparation of our annual financial statements for the year ended December 31, 2024, we adopted ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures (“ASU No. 2023-07”). This guidance requires disclosure of incremental segment information on an annual and interim basis. We included expanded footnote disclosures as a result of the adoption of ASU No. 2023-07 in Note 17. Segment Reporting. We will include interim disclosure requirements in our interim condensed consolidated financial statements beginning in the first quarter of 2025.

Note 2. Summary of Significant Accounting Policies
▪Cash and Cash Equivalents: Cash equivalents include demand deposits with banks and all highly liquid investments with original maturities of three months or less. We record cash equivalents at cost plus accrued interest, which approximates fair value.
▪Depreciation, Amortization and Impairment Testing: We record property, plant and equipment at historical costs and depreciate by the straight-line method over the estimated useful lives of the assets. We depreciate machinery and equipment over periods up to 20 years, and buildings and building improvements over periods up to 50 years. We amortize definite-lived intangible assets over their estimated useful lives up to 25 years.
We review long-lived assets, including definite-lived intangible assets, for impairment whenever events or changes in business circumstances indicate that the carrying value of the assets may not be fully recoverable. We perform undiscounted operating cash flow analyses to determine if an impairment exists. For purposes of recognition and measurement of an impairment for assets held for use, we group assets and liabilities at the lowest level for which cash flows are separately identifiable. If we determine that an impairment exists, any related impairment loss is calculated based on fair value. We base impairment losses on assets to be disposed of, if any, on the estimated proceeds to be received, less costs of disposal. We also review the estimated remaining useful lives of long-lived assets whenever events or changes in business circumstances indicate the lives may have changed.
We conduct a required annual review of goodwill and indefinite-lived intangible assets for potential impairment as of October 1 of each year, and more frequently if an event occurs or circumstances change that would require us to perform an interim review. We have the option of first performing a qualitative assessment to determine whether it is more likely than not that the fair value of a reporting unit or indefinite-lived intangible asset is less than its carrying amount as a basis for determining whether it is necessary to perform a quantitative impairment test. If necessary, we will perform a single step quantitative impairment test. Additionally, we have the option to unconditionally bypass the qualitative assessment and perform a single step quantitative assessment. If the carrying value of a reporting unit that includes goodwill exceeds its fair value, which is determined using discounted cash flows, goodwill is considered impaired. We measure the amount of impairment loss as the difference between the carrying value and the fair value of a reporting unit; however, the amount of the impairment loss is limited to the total amount of goodwill allocated to a reporting unit. If the carrying value of an indefinite-lived intangible asset exceeds its fair value, which is determined using discounted cash flows, we consider the intangible asset impaired and reduce the carrying value to fair value in the period identified.
▪Derivative Financial Instruments: From time to time, we enter into derivatives to mitigate the potential impact of certain market risks, including foreign currency exchange rate risk. We use various types of derivative financial instruments, including forward contracts, options and swaps.
We record derivative financial instruments at fair value on the consolidated balance sheets as either assets or liabilities. We designate derivative financial instruments that qualify for hedge accounting as either fair value hedges, cash flow hedges or net investment hedges at the inception of the contracts. For fair value hedges, we record changes in the fair value of the derivative, as well as the offsetting changes in the fair value of the hedged item, in the consolidated statements of earnings each period. For cash flow hedges, we record changes in the fair value of the derivative each period in accumulated other comprehensive earnings (losses) and reclassify changes to the consolidated statements of earnings in the same periods in which operating results are affected by the respective hedged item. For net investment hedges, we record changes in the fair value of the derivative or foreign currency transaction gains or losses on a nonderivative hedging instrument in accumulated other comprehensive earnings (losses) to offset the change in the value of the net investment being hedged. Such amounts remain in accumulated other comprehensive earnings (losses) until the complete or substantially complete liquidation of the underlying foreign operations occurs for investments in foreign entities accounted for under the equity method of accounting. We classify cash flows from hedging instruments in the same manner as the respective hedged item in the consolidated statements of cash flows.
To qualify for hedge accounting, the hedging relationship, both at inception of the hedge and on an ongoing basis, is expected to be highly effective at offsetting changes in the fair value of the hedged risk during the period that the hedge is designated. We formally designate and document, at inception, the financial instrument as a hedge of a specific underlying exposure, the risk management objective, the strategy for undertaking the hedge transaction and method for assessing hedge effectiveness. Additionally, for qualified hedges of forecasted transactions, if it becomes probable that a forecasted transaction will not occur, we would no longer consider the hedge effective and would record all of the derivative gains and losses in the consolidated statement of earnings in the current period.
For financial instruments that are not designated as hedging instruments or do not qualify for hedge accounting, we record changes in fair value in the consolidated statement of earnings each period. We do not enter into or hold derivative financial instruments for trading or speculative purposes.

▪Employee Benefit Plans: We provide a range of benefits to certain employees and retired employees, including pension, postretirement health care and postemployment benefits. We record annual amounts relating to these plans based on calculations specified by GAAP, which include various actuarial assumptions as to discount rates, assumed rates of return on plan assets, mortality, compensation increases, turnover rates and health care cost trend rates.
We recognize the funded status of our defined benefit pension and other postretirement plans on the consolidated balance sheets and record as a component of other comprehensive earnings (losses), net of deferred income taxes, the gains or losses and prior service costs or credits that have not been recognized as components of net periodic benefit cost (income). We subsequently amortize the gains or losses and prior service costs or credits recorded as components of other comprehensive earnings (losses) into net periodic benefit cost (income) in future years.
▪Fair Value Measurements: We measure certain assets and liabilities at fair value. Fair value is defined as the exchange price that would be received to sell an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. We use a fair value hierarchy, which gives the highest priority to unadjusted quoted prices in active markets for identical assets and liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of inputs used to measure fair value are:
Level 1Unadjusted quoted prices in active markets for identical assets or liabilities.
Level 2Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.
Level 3Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.
▪Guarantees: We recognize a liability for the fair value of the obligation of qualifying guarantee activities. See Note 20. Contingencies - Guarantees and Other Similar Matters for a further discussion of guarantees.
▪Income Taxes: Significant judgment is required in determining income tax provisions and in evaluating tax positions.
We determine deferred tax assets and liabilities based on the difference between the financial statement and tax bases of assets and liabilities, using enacted tax rates in effect for the year in which the differences are expected to reverse. We record a valuation allowance when it is more likely than not that some portion or all of a deferred tax asset will not be realized. We determine the realizability of deferred tax assets based on the weight of all available positive and negative evidence. In reaching this determination, we consider the character of the assets and the possible sources of taxable income of the appropriate character within the available carryback and carryforward periods available under the tax law.
We recognize the financial statement benefit for uncertain income tax positions in our consolidated financial statements when it is more likely than not, based on the technical merits, that the position will be sustained upon examination by taxing authorities. The amount recognized is measured as the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement. For those income tax positions where it is more likely than not that a tax benefit will not be sustained, no tax benefit is recognized in the financial statements. We recognize accrued interest and penalties associated with uncertain tax positions as part of the provision for income taxes in our consolidated statements of earnings.
▪Inventories: We use the last-in, first-out (“LIFO”) method to determine the cost of the majority of our inventories. We determine the cost of the remaining inventories using the first-in, first-out (“FIFO”) and average cost methods. We record inventories that are measured using the LIFO method at the lower of cost or market. We state inventories that are measured using the FIFO and average cost methods at the lower of cost and net realizable value. It is a generally recognized industry practice to classify leaf tobacco inventories as a current asset although part of such inventories, because of the duration of the curing and aging process, ordinarily would not be used within one year. We determined the cost of approximately 77% and 76% of our inventories at December 31, 2024 and 2023, respectively, using the LIFO method. The recorded LIFO amounts of our inventories were approximately $0.7 billion lower than the current cost of our inventories at December 31, 2024 and 2023.
▪Investments in Equity Securities: Investments in equity securities in which we have the ability to exercise significant influence over the operating and financial policies of the investee are accounted for under the equity method of accounting or the fair value option. The election of the fair value option is irrevocable and is made on an investment by investment basis.
We elected to account for our investments in ABI and Cronos under the equity method of accounting. Our share of equity (income) losses and other adjustments associated with these investments are included in (income) losses from investments in equity securities in our consolidated statements of earnings. We report the carrying value for each of our investments in ABI and Cronos in investments in equity securities on our consolidated balance sheets. We report equity method investments accounted for under the equity method of accounting at cost and adjust these investments each period for our share of (income) losses and dividends paid, if any. We report our share of ABI’s and Cronos’s results using a one-quarter lag because results are not available in time for us to record them in the concurrent period. At the end of each reporting period, we review our investments accounted for under the equity method of accounting for impairment by comparing the fair value of each of our investments to their carrying value. If the carrying value of an investment exceeds its fair value and we determine that the loss in value is other than temporary, we consider the investment impaired, reduce its carrying value to its fair value and record the impairment in our consolidated statements of earnings in the period identified. We use certain factors to make this determination including (i) the duration and magnitude of the fair value decline, (ii) the financial condition and near-term prospects of the investee and (iii) our intent and ability to hold our investment until recovery to its carrying value.
See Note 8. Investments in Equity Securities for additional information on our accounting policy for our former investment in JUUL.
▪Litigation Contingencies and Costs: We record provisions in our consolidated financial statements for pending litigation when we determine that an unfavorable outcome is probable and the amount of the loss can be reasonably estimated. We expense litigation defense costs as incurred and include these costs in marketing, administration and research costs in our consolidated statements of earnings. See Note 20. Contingencies.
▪Marketing Costs: Our businesses promote their products with consumer incentives, trade promotions and consumer engagement programs. These consumer incentive and trade promotion activities, which include discounts, coupons, rebates, in-store display incentives and volume-based incentives, do not create a distinct deliverable and are, therefore, recorded as a reduction of revenues. We make consumer engagement program payments to third parties. Our businesses expense these consumer engagement programs, which include event marketing, as incurred, and such expenses are included in marketing, administration and research costs in our consolidated statements of earnings. For interim reporting purposes, our businesses charge consumer engagement programs and certain consumer incentive expenses to operations as a percentage of sales, based on estimated sales and related expenses for the full year.
▪Revenue Recognition: Our businesses generate substantially all of their revenue from sales contracts with customers. While our businesses enter into separate sales contracts with each customer for each product type, all sales contracts are similarly structured. These contracts create an obligation to transfer product to the customer. Our businesses satisfy all performance obligations within one year; therefore, we expense costs to obtain contracts as incurred and do not disclose unsatisfied performance obligations. There is no financing component because our businesses expect, at contract inception, that the period between when our businesses transfer product to the customer and when the customer pays for that product will be one year or less.
Our businesses define net revenues as revenues, which include excise taxes and shipping and handling charges billed to customers, net of cash discounts for prompt payment, sales returns (also referred to as returned goods) and sales incentives. Our businesses exclude from the transaction price sales taxes and value-added taxes imposed at the time of sale.
Our businesses recognize revenues from sales contracts with customers upon shipment of goods when control of such products is obtained by the customer. Our businesses determine that a customer obtains control of the product upon shipment when title of such product and risk of loss transfers to the customer. Our businesses account for shipping and handling costs as fulfillment costs and such amounts are classified as part of cost of sales in our consolidated statements of earnings. Our businesses record an allowance for returned goods, based principally on historical volume and return rates, which is included in other accrued liabilities on our consolidated balance sheets. Our businesses record sales incentives, which consist of consumer incentives and trade promotion activities, as a reduction to revenues (a portion of which is based on amounts estimated as being due to wholesalers, retailers and consumers at the end of a period) based principally on historical volume, utilization and redemption rates. We include expected payments for sales incentives in accrued marketing liabilities on our consolidated balance sheets.
Payment terms vary depending on product type. Our businesses consider payments received in advance of product shipment as deferred revenue, which we include in other accrued liabilities on our consolidated balance sheets until revenue is recognized. PM USA primarily receives payments in advance of a customer obtaining control of the product. USSTC, Helix and NJOY receive substantially all payments within one business day of a customer obtaining control of the product. We include amounts due from customers in receivables on our consolidated balance sheets.
▪Supplier Financing: We facilitate a voluntary supplier financing program under which participating suppliers may elect to sell receivables due from us to a third-party financial institution. Our payments are made on the terms originally negotiated with the supplier, and we have no economic interest in a supplier’s sale of a receivable. All outstanding balances under the supplier financing program are recorded in accounts payable on our consolidated balance sheets.

▪New Accounting Guidance Not Yet Adopted: The following table provides a description of issued accounting guidance applicable to, but not yet adopted by, us:

Standards	Description	Effective Date for Public Entity	Effect on Financial Statements
ASU No. 2023-09 Income Taxes (Topic 740): Improvements to Income Tax Disclosures	The guidance will require additional income tax disclosures, primarily related to the rate reconciliation and income taxes paid information.	The guidance is effective for fiscal years beginning after December 15, 2024.	The guidance will result in expanded disclosures beginning in our annual consolidated financial statements for the year ending December 31, 2025.
ASU Nos. 2024-03 and 2025-01 Income Statement-Reporting Comprehensive Income-Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses	The guidance will require additional disclosures about specific types of expenses included in the expense captions presented on the face of the income statement as well as disclosures about selling expenses.	The guidance is effective for fiscal years beginning after December 15, 2026, and interim periods within fiscal years beginning after December 15, 2027.	We are in the process of evaluating the impact of this guidance on our disclosures.

Note 3. Acquisition of NJOY
On June 1, 2023, we acquired NJOY Holdings (“NJOY Transaction”), which provided us with full global ownership of NJOY’s e-vapor product portfolio, including NJOY ACE. The total consideration for the NJOY Transaction of approximately $2.9 billion consisted of approximately $2.75 billion in cash payments (net of cash acquired) plus the fair value of up to $500 million in additional cash payments contingent on receipt of U.S. Food and Drug Administration (“FDA”) authorizations with respect to NJOY’s menthol ($250 million), blueberry ($125 million) and watermelon ($125 million) pod products. The fair value of these contingent payments at December 31, 2023 and on the acquisition date was approximately $130 million, which was included in the total consideration.
In the second quarter of 2024, the FDA issued marketing granted orders for four NJOY menthol e-vapor products. As a result, we became obligated to make cash payments totaling $250 million under the acquisition agreement, which we made in July 2024. Additionally, we recorded a pre-tax charge of approximately $140 million for the change in the fair value of contingent payments for the year ended December 31, 2024. At December 31, 2024, the fair value of the remaining contingent payments, which relate to blueberry and watermelon pod products, was approximately $20 million.
Contingent payments related to the NJOY Transaction were recognized at their estimated fair value as of the acquisition date. Subsequent changes to the fair value of the liability associated with contingent payments are recognized in earnings until the contingency is resolved. In determining the estimated fair value of contingent payments, we made certain judgments, estimates and assumptions, the most significant of which was the likelihood of certain potential regulatory outcomes. Contingent payments are classified in Level 3 of the fair value hierarchy.
Costs incurred for the NJOY Transaction are recognized in the period in which they are incurred and are included in our consolidated statement of earnings as follows:

	For the Years Ended December 31,
(in millions)	2024	2023
Marketing, administration and research costs:
Change in fair value of contingent payments	$140	$—
Other costs, net (1)	36	63
Interest and other debt expense, net:
Financing fees	—	9
Total NJOY Transaction costs, net	$176	$72
(1) For the year ended December 31, 2024, these amounts consisted primarily of acquisition-related items associated with patent infringement lawsuits related to the NJOY Transaction. For the year ended December 31, 2023, these amounts consisted primarily of acquisition-related transaction costs. For further discussion of the patent infringement lawsuits, see Note 20. Contingencies.
We funded the initial NJOY Transaction cash payments at closing through a combination of borrowings under a $2.0 billion term loan facility, the issuance of commercial paper and available cash. For further discussion regarding the term loan facility, see Note 10 Short-Term Borrowings.

We accounted for the NJOY Transaction as a business combination. On June 1, 2024, we finalized our purchase price allocation. The amounts in the table below represent the final purchase price allocation to the assets acquired and liabilities assumed in the NJOY Transaction, including measurement period adjustments recorded during 2024.

(in millions)	Preliminary Purchase Price Allocation	Measurement Period Adjustments	Final Purchase Price Allocation
Cash and cash equivalents	$22	$—	$22
Receivables	7	—	7
Inventories	19	—	19
Other assets	7	—	7
Property, plant and equipment	16	—	16
Other intangible assets:
Developed technology (amortizable)	1,000	—	1,000
Trademarks (amortizable)	230	(40)	190
Supplier agreements (amortizable)	180	(180)	—
Accounts payable	(7)	—	(7)
Accrued liabilities	(20)	—	(20)
Deferred income taxes	(167)	66	(101)
Total identifiable net assets	1,287	(154)	1,133
Total consideration	2,901	—	2,901
Goodwill	$1,614	$154	$1,768
The excess of the total consideration over the identifiable net assets acquired in the NJOY Transaction primarily reflects the value of future growth opportunities in the e-vapor category. None of the goodwill or other intangible assets is deductible for tax purposes.
The significant assumptions used in determining the fair values of the identifiable intangible assets included volume growth rates, operating margins, the assessment of acquired technology life cycles and discount rates. We determined the fair values of the identifiable intangible assets using an income approach. The fair value measurements were primarily based on significant inputs that are not observable in the market, such as discounted cash flow analyses, and thus were classified in Level 3 of the fair value hierarchy. We amortize these intangible assets over a weighted-average period of approximately 18 years.

Note 4. Revenues from Contracts with Customers
We disaggregate net revenues based on product type. For further discussion, see Note 17. Segment Reporting.
Prior to 2024, substantially all cash discounts, offered in contracts with our customers for prompt payment, were based on a flat rate per unit based on agreed-upon payment terms. Beginning in the first quarter of 2024 for PM USA and USSTC, cash discounts in contracts with our customers were based on a percentage of the list price based on agreed-upon payment terms. We record receivables net of the cash discounts on our consolidated balance sheets.
Receivables and deferred revenue associated with contracts with customers were as follows at December 31:

(in millions)	2024	2023
Receivables	$177	$71
Deferred revenue	215	258
At December 31, 2024 and 2023, we did not expect differences between amounts recorded as receivables and amounts that would be subsequently received; therefore, we did not record an allowance for credit losses against these receivables.
We record deferred revenue when our businesses receive payment in advance of product shipment. These payments are included in other accrued liabilities on our consolidated balance sheets until control of such products is obtained by the customer. When cash is received in advance of product shipment, our companies satisfy their performance obligations within three days of receiving payment. At December 31, 2024 and 2023, there were no differences between amounts recorded as deferred revenue from contracts with customers and amounts subsequently recognized as revenue.
We record an allowance for returned goods, which is included in other accrued liabilities on our consolidated balance sheets. It is USSTC’s policy to accept authorized sales returns from its customers for products that have passed the freshness date printed on product packaging due to the limited shelf life of USSTC’s MST products. We record estimated sales returns, which are based principally on historical volume and return rates, as a reduction to revenues. Actual sales returns will differ from estimated sales returns to the extent actual results differ from estimated assumptions. We reflect differences between actual and estimated sales returns in the period in which the actual amounts become known. These differences, if any, have not had a material impact on our consolidated financial statements. All returned goods are destroyed upon return and not included in inventory. Consequently, we do not record an asset for USSTC’s right to recover goods from customers upon return.
Sales incentives include variable payments related to goods sold by our businesses. We include estimates of variable consideration as a reduction to revenues upon shipment of goods to customers. The sales incentives that require significant estimates and judgments are as follows:
▪Price promotion payments - We make price promotion payments, substantially all of which are made to our retail partners to incent the promotion of certain product offerings in select geographic areas.
▪Wholesale and retail participation payments - We make payments to our wholesale and retail partners to incent merchandising and sharing of sales data in accordance with our trade agreements.
These estimates primarily include estimated wholesale to retail sales volume and historical acceptance rates. Actual payments will differ from estimated payments to the extent actual results differ from estimated assumptions. Differences between actual and estimated payments are reflected in the period such information becomes available. These differences, if any, have not had a material impact on our consolidated financial statements.

Note 5. Supplier Financing
We facilitate a voluntary supplier financing program through a third-party intermediary under which participating suppliers may elect to sell receivables due from us to participating third-party financial institutions at the sole discretion of both the suppliers and the financial institutions (“Program”). Our responsibility is limited to making payment on the terms originally negotiated with our supplier, regardless of whether our supplier sells its receivable to a financial institution. We pay the third-party intermediary a nominal fee to administer the Program. Under the terms of the agreement with our third-party intermediary, ALCS has a direct obligation to pay the participating financial institutions or the participating suppliers when payment obligations are due, unless such obligations are satisfied by the applicable ALCS affiliate. Additionally, Altria guarantees the obligations of ALCS to those parties. We do not enter into agreements with any of the participating financial institutions in connection with the Program. The range of payment terms we negotiate with our suppliers (up to 120 days) is consistent irrespective of whether a supplier participates in the Program.
We have no economic interest in a supplier’s sale of a receivable. Once a qualifying supplier elects to participate in the Program and reaches an agreement with a participating third-party financial institution, the qualifying supplier elects which individual invoices it sells to the financial institution.
All outstanding balances under the Program are recorded in accounts payable on our consolidated balance sheets, and the associated payments are included in operating activities within our consolidated statements of cash flows.
A reconciliation of the beginning and ending confirmed outstanding obligations was as follows:

	For the Years Ended December 31,
(in millions)	2024	2023
Confirmed outstanding obligations at beginning of year	$119	$8
Invoices confirmed during the year	563	244
Confirmed invoices paid during the year	(554)	(133)
Confirmed outstanding obligations at end of year	$128	$119

Note 6. Goodwill and Other Intangible Assets, net
Goodwill and other intangible assets, net, were as follows at December 31:

	2024			2023
(in millions)	Goodwill		Other Intangible Assets, net	Goodwill		Other Intangible Assets, net
Smokeable products segment	$99		$2,936	$99		$2,963
Oral tobacco products segment	5,078		8,679	5,078		9,065
Other	1,768	(1)	1,358	1,614	(1)	1,658
Total	$6,945		$12,973	$6,791		$13,686
(1) Represents e-vapor reporting unit goodwill related to the NJOY Transaction. See Note 3. Acquisition of NJOY.
Other intangible assets consisted of the following at December 31:

	2024		2023
(in millions)	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Indefinite-lived intangible assets	$11,089	$—	$11,443	$—
Definite-lived intangible assets	2,621	737	2,841	598
Total other intangible assets	$13,710	$737	$14,284	$598
At December 31, 2024, substantially all of our indefinite-lived intangible assets consisted of (i) MST trademarks of $8.5 billion, which consists of Copenhagen, Skoal and other MST trademarks of $4.0 billion, $3.6 billion and $0.9 billion, respectively, from our 2009 acquisition of UST, and (ii) cigar trademarks of $2.6 billion from our 2007 acquisition of Middleton. Definite-lived intangible assets, consisting primarily of intellectual property (which includes developed technology), certain cigarette trademarks, e-vapor trademarks and customer relationships, are amortized over a weighted-average period of approximately 19 years. Pre-tax amortization expense for definite-lived intangible assets during the years ended December 31, 2024, 2023 and 2022 was $139 million, $128 million and $73 million, respectively. We estimate our annual amortization expense for each of the next five years to be approximately $150 million, assuming no additional transactions occur that require the amortization of intangible assets.
On April 30, 2024, we assigned the exclusive U.S. commercialization rights to the IQOS Tobacco Heating System (“IQOS System”) to Philip Morris International Inc. (“PMI”) pursuant to the terms of a purchase agreement entered into with PMI in October 2022 (“IQOS Transaction”). In exchange for the assignment of the U.S. commercialization rights to the IQOS System, we received total cash payments of approximately $2.8 billion ($1.0 billion in 2022 and $1.8 billion, including interest, in the third quarter of 2023), $2.7 billion of which was classified as a deferred gain on our consolidated balance sheet at December 31, 2023. Upon the assignment of the U.S. commercialization rights to the IQOS System, we recorded a pre-tax gain of $2.7 billion for the year ended December 31, 2024 in our consolidated statement of earnings.
The changes in goodwill and net carrying amount of intangible assets were as follows:

	2024		2023
(in millions)	Goodwill	Other Intangible Assets, net	Goodwill	Other Intangible Assets, net
Balance at January 1	$6,791	$13,686	$5,177	$12,384
Changes due to:
Acquisitions (1)	154	(220)	1,614	1,430
Asset impairment	—	(354)	—	—
Amortization	—	(139)	—	(128)
Balance at December 31	$6,945	$12,973	$6,791	$13,686
(1) Substantially all of the 2023 amounts are attributable to the NJOY Transaction. The 2024 amounts represent the measurement period adjustments related to the NJOY Transaction. See Note 3. Acquisition of NJOY.
At December 31, 2023, the estimated fair value of the Skoal trademark exceeded its carrying value of $3.9 billion by approximately 6% ($0.2 billion). Sales volumes of MST products, including Skoal, have been negatively impacted due in part to evolving adult tobacco consumer preferences, which has resulted in consumers increasingly moving across tobacco categories. In connection with the preparation of our financial statements for the period ended June 30, 2024, we evaluated the accelerated growth of innovative tobacco products, including oral nicotine pouches, and the related increase in competitive activity among tobacco categories, which have contributed to reductions in sales volumes for MST products, including Skoal. We concluded that the expected impact from the sales volume declines on the Skoal trademark represented a triggering event, and as a result of this conclusion, we performed an interim impairment assessment as of June 30, 2024. As a result of (i) lower projected revenue and income due to lower volume assumptions, (ii) a decrease in the perpetual growth rate to 0% (1% at October 1, 2023 valuation) and (iii) an increase in the discount rate to 11.5% (11.0% at October 1, 2023 valuation), we determined the estimated fair value of the Skoal trademark as of June 30, 2024, was below its carrying value and recorded a non-cash, pre-tax impairment of $354 million during the second quarter of 2024, which was recorded in our consolidated statement of earnings for the year ended December 31, 2024. Our estimate of the fair value and carrying value of the Skoal trademark at June 30, 2024 was $3.6 billion after recording the impairment.
During 2024, 2023 and 2022, our annual impairment test of goodwill and indefinite-lived intangible assets resulted in no impairment charges. Based on our 2024 annual impairment test, the estimated fair values of the e-vapor reporting unit and Skoal trademark exceeded their carrying values by approximately 28% ($0.3 billion) and 7% ($0.3 billion), respectively. A hypothetical 1% increase to the discount rate used to estimate the fair value of the e-vapor reporting unit would have resulted in an impairment charge of approximately $125 million during 2024. A hypothetical 1% increase to the discount rate used to estimate the fair value of the Skoal trademark would have resulted in an additional impairment charge of approximately $85 million during 2024. At December 31, 2024 and 2023, there were no accumulated impairment losses related to goodwill.
We use an income approach to estimate the fair values of our reporting units and trademarks. The income approach reflects the discounting of expected future cash flows at a rate of return that incorporates the risk-free rate for the use of those funds, the expected rate of inflation and the risk associated with realizing expected future cash flows.
In determining the estimated fair values of our reporting units and trademarks in 2024, 2023 and 2022, we made various judgments, estimates and assumptions, the most significant of which were volume, revenue, income, perpetual growth rate and discount rate. All significant inputs used in the valuations are classified in Level 3 of the fair value hierarchy.
As further discussed in Note 20. Contingencies, on January 29, 2025, the U.S. International Trade Commission (“ITC”) issued its final determination, including the form of remedy, in the complaint filed by JUUL against Altria and certain of our affiliates, including NJOY, alleging patent infringement. Due to other factors that are uncertain at this time, we are not able to estimate the impact of the ITC’s final determination; however, it could result in a material non-cash impairment of our e-vapor reporting unit in future periods.

Note 7. Asset Impairment, Exit and Implementation Costs
Pre-tax asset impairment, exit and implementation costs consisted of the following for the year ended December 31, 2024:

(in millions)	Asset Impairment and Exit Costs	Implementation Costs (1)	Total
Smokeable products	$31	$29	$60
Oral tobacco products (2)	358	4	362
Total	$389	$33	$422
(1) Included in marketing, administration and research costs in our consolidated statement of earnings.
(2) Includes impairment of the Skoal trademark of $354 million. See Note 6. Goodwill and Other Intangible Assets, net.
There were no asset impairment, exit or implementation costs for the years ended December 31, 2023 and 2022.
In October 2024, we announced a multi-phase Optimize & Accelerate initiative (“Initiative”) designed to modernize our ways of working. Through the Initiative, we plan to increase our organization’s speed, efficiency and effectiveness by centralizing work, outsourcing certain transactional tasks and streamlining, automating and standardizing processes. We expect the design and detailed plans for all phases of the Initiative to be substantially complete in early 2026.
We estimate total pre-tax charges for the Initiative’s initial phases of approximately $100 million to $125 million. Of these amounts, during 2024, we incurred pre-tax charges of $68 million, consisting of employee separation cost of $35 million and implementation costs of $33 million. We expect to record the majority of the remaining costs for these initial phases in the first half of 2025. Substantially all of these charges will result in cash expenditures and will consist of severance payments associated with employee separations, implementation costs for new technology and business advisory services and other costs. Employee separation costs are recorded when probable and reasonably estimable. As we further develop and finalize detailed plans for the additional phases of the Initiative, we will update estimated pre-tax charges for the Initiative.
We made cash payments of $11 million for the Initiative in 2024 all of which were related to implementation costs. At December 31, 2024, restructuring liabilities, all of which were severance liabilities, were $35 million.

Note 8. Investments in Equity Securities
The carrying amount of our investments consisted of the following at December 31:

(in millions)	2024	2023
ABI	$7,880	$9,676
Cronos	315	335
Total	$8,195	$10,011
(Income) losses from our current and former investments in equity securities consisted of the following:

	For the Years Ended December 31,
(in millions)	2024		2023		2022
ABI (1)	$(673)	(2)	$(539)		$1,973
Cronos (1)	21		46		228
(Income) losses from investments under equity method of accounting	(652)		(493)		2,201
JUUL	—		250	(3)	1,455	(4)
(Income) losses from investments in equity securities	$(652)		$(243)		$3,656
(1) Includes our share of amounts recorded by our investees and additional adjustments, if required, related to (i) the conversion from international financial reporting standards to GAAP and (ii) adjustments to our investments required under the equity method of accounting.
(2) Includes $165 million of the total pre-tax gain on the ABI Transaction discussed below.
(3) Represents the loss as a result of the disposition of our JUUL equity securities discussed below.
(4) Represents the estimated change in fair value. Prior to the disposition of our JUUL equity securities in March 2023, we accounted for our former investment in JUUL as an investment in an equity security measured at fair value.
Investees’ summarized financial data for our equity method investments was as follows:

	For Altria’s Year Ended December 31,
	2024 (1)		2023 (1)		2022 (1)
(in millions)	ABI	Other Investments	ABI	Other Investments	ABI	Other Investments
Net revenues	$60,103	$111	$59,841	$87	$57,267	$947
Gross profit	$32,974	$17	$32,371	$9	$31,588	$525
Earnings (losses) from continuing operations	$8,108	$(48)	$7,956	$(105)	$7,879	$(521)
Net earnings (losses)	$8,108	$(49)	$7,956	$(108)	$7,879	$(521)
Net earnings (losses) attributable to equity investments	$6,501	$(47)	$6,284	$(108)	$5,838	$(520)
(1) Reflects a one-quarter lag. Other Investments reflect summarized financial data of Cronos, as well as JUUL’s financial data for the periods during which we accounted for our former investment in JUUL as an equity method investment under the fair value option.

	At September 30,
	2024 (2)		2023 (2)
(in millions)	ABI	Other Investments	ABI	Other Investments
Current assets	$22,525	$959	$22,835	$918
Long-term assets	$185,318	$225	$188,003	$232
Current liabilities	$31,182	$40	$35,407	$31
Long-term liabilities	$92,377	$13	$91,791	$3
Noncontrolling interests	$10,831	$50	$11,231	$(3)
(2) Reflects a one-quarter lag. Other Investments reflect summarized financial data of Cronos.

Investment in ABI
Prior to March 14, 2024, we had an approximate 10% ownership interest in ABI, consisting of approximately 185 million restricted shares of ABI (“Restricted Shares”) and approximately 12 million ordinary shares of ABI. Our Restricted Shares:
▪are unlisted and not admitted to trading on any stock exchange;
▪are convertible by us into ordinary shares of ABI on a one-for-one basis;
▪rank equally with ordinary shares of ABI with regards to dividends and voting rights; and
▪have director nomination rights with respect to ABI.
On March 14, 2024, we converted 60 million of our Restricted Shares into ordinary shares of ABI. In March 2024, we completed the ABI Transaction, which consisted of the following:
▪We sold 35 million of our ABI ordinary shares in a global secondary offering for gross proceeds of approximately $2.2 billion.
▪We sold $200 million of our ABI ordinary shares (approximately 3.3 million ordinary shares) to ABI in a private transaction.
At December 31, 2024, we had an approximate 8.1% ownership interest in ABI, consisting of approximately 125 million Restricted Shares and approximately 34 million ordinary shares of ABI. As a result of the ABI Transaction, in the first quarter of 2024, we received pre-tax cash proceeds totaling approximately $2.4 billion and incurred transaction costs of approximately $62 million. In conjunction with the ABI Transaction, we entered into accelerated share repurchase (“ASR”) transactions under two separate agreements with bank counterparties (collectively, “ASR Agreements”) to repurchase shares of our common stock. For further discussion of the ASR Agreements, see Note 12. Capital Stock.
As a result of the ABI Transaction, we recorded the following pre-tax amounts in our consolidated statement of earnings:

(in millions)	For the Year Ended December 31, 2024
Gain on partial sale of our investment	$165
Transaction costs	(62)
Total pre-tax gain on ABI Transaction	$103
▪The pre-tax gain on the partial sale of our investment was recorded in (income) losses from investments in equity securities and includes a $408 million gain representing the excess of the selling price of the ABI shares sold over the carrying value of those shares, partially offset by a $243 million reclassification of the proportionate share of our pre-tax accumulated other comprehensive losses directly attributable to ABI and our designated net investment hedges related to our investment in ABI (see Note 9. Financial Instruments and Note 15. Other Comprehensive Earnings/Losses).
▪The pre-tax transaction costs were approximately $62 million ($59 million in marketing, administration and research costs and $3 million in interest and other debt expense, net), substantially all of which were underwriter fees.
In addition, in conjunction with the ABI Transaction, we recorded an income tax benefit from the partial release of a valuation allowance of approximately $94 million in provision for income taxes in our consolidated statement of earnings for the year ended December 31, 2024. For further discussion, see Note 16. Income Taxes.
Based on the most recent information provided to us by ABI, we expect to maintain the right to select two nominees for election to ABI’s board of directors at ABI’s 2025 annual general meeting. We continue to account for our investment in ABI under the equity method of accounting because we have active representation on ABI’s board of directors and certain ABI board committees. Through this representation, we believe we have the ability to exercise significant influence over the operating and financial policies of ABI and participate in ABI’s policy making processes.
We report our share of ABI’s results using a one-quarter lag because ABI’s results are not available in time for us to record them in the concurrent period.
The fair value of our investment in ABI is based on (i) unadjusted quoted prices in active markets for ABI’s ordinary shares and is classified in Level 1 of the fair value hierarchy and (ii) observable inputs other than Level 1 prices, such as quoted prices for similar assets for the Restricted Shares and is classified in Level 2 of the fair value hierarchy. We can convert our Restricted Shares into ordinary shares at our discretion. The fair value of each Restricted Share is based on the value of an ordinary share.
At December 31, 2024, the fair value of our investment in ABI approximated its carrying value of $7.9 billion. At December 31, 2023, the fair value of our investment in ABI was $12.7 billion, which exceeded its carrying value of $9.7 billion by approximately 32%.
At September 30, 2022, the fair value of our investment in ABI had declined below its carrying value by $2.5 billion or approximately 22%. We determined the decline in fair value to be other than temporary and recorded a non-cash, pre-tax impairment charge of $2.5 billion during the third quarter of 2022, which was recorded to (income) losses from investments in equity securities in our consolidated statement of earnings for the year ended December 31, 2022.

At December 31, 2024, the carrying value of our investment in ABI exceeded our share of ABI’s net assets attributable to equity holders of ABI by approximately $2.0 billion, representing a $0.5 billion reduction from December 31, 2023, due primarily to the ABI Transaction. Substantially all of the $2.0 billion difference at December 31, 2024 is comprised of goodwill and other indefinite-lived intangible assets (consisting primarily of trademarks).
Investment in Cronos
At December 31, 2024, we had an approximate 40.9% ownership interest in Cronos, consisting of approximately 157 million shares, which we account for under the equity method of accounting. We report our share of Cronos’s results using a one-quarter lag because Cronos’s results are not available in time for us to record them in the concurrent period.
The fair value of our investment in Cronos is based on unadjusted quoted prices in active markets for Cronos’s common shares and is classified in Level 1 of the fair value hierarchy.
At December 31, 2024, the fair value of our investment in Cronos approximated its carrying value of $315 million. At December 31, 2023, the fair value of our investment in Cronos was less than its carrying value by $8 million, or approximately 2%. Based on our evaluation, we concluded that the decline in fair value of our investment in Cronos below its carrying value at December 31, 2023 was temporary and, therefore, no impairment was recorded.
At June 30, 2022, the fair value of our investment in Cronos was less than its carrying value by approximately 20%. We determined the decline in fair value to be other than temporary and recorded a non-cash, pre-tax impairment charge of $107 million in the second quarter of 2022, which was recorded to (income) losses from investments in equity securities in our consolidated statement of earnings for the year ended December 31, 2022.
Former Investment in JUUL
In December 2018, we made an investment in JUUL for $12.8 billion and received a 35% economic interest in JUUL through non-voting shares, which we converted at our election into voting shares in November 2020, and a security convertible into additional non-voting or voting shares, as applicable, upon settlement or exercise of certain JUUL convertible securities. At the time of the investment, we agreed to non-competition obligations generally requiring that we participate in the e-vapor business only through JUUL. In September 2022, we exercised our option to be released from our JUUL non-competition obligations, resulting in (i) the permanent termination of our non-competition obligations to JUUL, (ii) the loss of our JUUL board designation rights (other than the right to designate one independent director so long as our ownership continued to be at least 10%), our preemptive rights, our consent rights and certain other rights with respect to our investment in JUUL and (iii) the conversion of our JUUL shares to single vote common stock, significantly reducing our voting power.
As discussed in Note 1. Background and Basis of Presentation, in March 2023, we entered into the Stock Transfer Agreement with JUUL under which we transferred to JUUL all of our beneficially owned JUUL equity securities and, in exchange, received a non-exclusive, irrevocable global license to certain of JUUL’s heated tobacco intellectual property. In addition, all other agreements between us and JUUL were terminated or we were removed as parties thereto, other than certain litigation-related agreements and a license agreement relating to our non-trademark licensable intellectual property rights in the e-vapor field, which remain in force solely with respect to our e-vapor intellectual property as of or prior to March 3, 2023.
Following the conversion of certain non-voting shares of JUUL into voting shares in the fourth quarter of 2020, we elected to account for our investment in JUUL under the fair value option. As a result of our loss of certain rights due to our exercise of our option to be released from our JUUL non-competition obligations in the third quarter of 2022, we determined that we no longer had the ability to exercise significant influence over the operating and financial policies of JUUL. Therefore, we were no longer able to account for our investment in JUUL as an equity method investment. Beginning with the period ended September 30, 2022 and until March 3, 2023, when we entered into the Stock Transfer Agreement, we accounted for our former investment in JUUL as an investment in an equity security. Our consolidated statements of earnings include any changes in the estimated fair value of our former investment, which were calculated quarterly.
The following table provides a reconciliation of the beginning and ending balance of our former investment in JUUL, which was classified in Level 3 of the fair value hierarchy prior to the disposition of our JUUL equity securities:

(in millions)	Investment Balance
Balance at December 31, 2022	$250
Non-cash, pre-tax (loss) on disposition included in (income) losses from investments in equity securities	(250)
Balance at December 31, 2023	$—
2023 Financial Activity
▪For the year ended December 31, 2023, we recorded a non-cash, pre-tax loss on the disposition of our JUUL equity securities of $250 million as a result of entering into the Stock Transfer Agreement. Additionally, we considered specific facts and circumstances around the nature of the JUUL Heated Tobacco IP and determined that the fair value of such intellectual property was not material to our consolidated financial statements as of the date of the transaction. As a result, we did not record an asset associated with this intellectual property on our consolidated balance sheet. The primary drivers of this conclusion were (i) our rights to the JUUL Heated Tobacco IP being non-exclusive, (ii) there being no product or technology transferred to us associated with the JUUL Heated Tobacco IP and (iii) there being no connection between the JUUL Heated Tobacco IP and our current product development plans.
2022 Financial Activity
▪For the year ended December 31, 2022, we recorded non-cash, pre-tax unrealized losses of $1,455 million as a result of changes in the estimated fair value of our former investment in JUUL. The decrease in the estimated fair value was primarily driven by (i) a decrease in the likelihood of a favorable outcome from the FDA for JUUL’s products that were marketed in the United States, which had received marketing denial orders (“MDOs”) in June 2022 and were under additional administrative review at the time of our subsequent quarterly valuations, (ii) a decrease in the likelihood of JUUL maintaining adequate liquidity to fund projected cash needs, which could have resulted in JUUL seeking protection under bankruptcy or other insolvency laws, (iii) projections of higher operating expenses resulting in lower long-term operating margins, (iv) projections of lower JUUL revenues in the United States over time due to lower JUUL volume assumptions and (v) an increase in the discount rate due to changes in market factors, partially offset by the effect of passage of time on the projected cash flows.
We used an income approach to estimate the fair value of our former investment in JUUL. The income approach reflected the discounting of future cash flows for the U.S. and international markets at a rate of return that incorporated the risk-free rate for the use of those funds, the expected rate of inflation and the risks associated with realizing future cash flows.
In determining the estimated fair value of our former investment in JUUL in 2022, we made certain judgments, estimates and assumptions, the most significant of which were likelihood of certain potential regulatory and liquidity outcomes, sales volume, operating margins, discount rates and perpetual growth rates. All significant inputs used in the valuation were classified in Level 3 of the fair value hierarchy. Additionally, in determining these significant assumptions, we made judgments regarding the (i) likelihood of certain potential regulatory actions impacting the e-vapor category and specifically whether the FDA would ultimately authorize JUUL’s products, which had received the MDOs in June 2022 and were under additional administrative review at the time of our subsequent quarterly valuations; (ii) likelihood of JUUL maintaining adequate liquidity to fund projected cash needs, the absence of which could have resulted in JUUL seeking protection under bankruptcy or other insolvency laws; (iii) risk created by the number and types of legal cases pending against JUUL; (iv) expectations for the future state of the e-vapor category, including competitive dynamics; and (v) timing of international expansion plans. Due to these uncertainties, our future cash flow projections of JUUL were based on a range of scenarios that considered certain potential regulatory, liquidity and market outcomes.

Note 9. Financial Instruments
We enter into derivative financial instruments to mitigate the potential impact of certain market risks, including foreign currency exchange rate risk. We use various types of derivative financial instruments, including forward contracts, options and swaps. We do not enter into or hold derivative financial instruments for trading or speculative purposes.
Our investment in ABI, whose functional currency is the Euro, exposes us to foreign currency exchange risk on the carrying value of our investment. To manage this risk, we may designate Euro denominated unsecured long-term notes (“foreign currency denominated debt”) and certain foreign exchange contracts, including cross-currency swap contracts and forward contracts (collectively, “foreign currency contracts”), as net investment hedges of our investment in ABI.
At December 31, 2024 and 2023, we had no outstanding foreign currency contracts. When we have foreign currency contracts in effect, counterparties are domestic and international financial institutions. Under these contracts, we are exposed to potential losses in the event of non-performance by these counterparties. We manage our credit risk by entering into transactions with counterparties that have investment grade credit ratings, limiting the amount of exposure we have with each counterparty and monitoring the financial condition of each counterparty. The counterparty agreements contain provisions that require us to maintain an investment grade credit rating. In the event our credit rating falls below investment grade, counterparties to our foreign currency contracts can require us to post collateral.
The aggregate carrying value and fair value of our total long-term debt were as follows at December 31:

(in millions)	2024	2023
Carrying value	$24,926	$26,233
Fair value	22,741	24,373
Foreign currency denominated debt included in long-term debt:
Carrying value	3,100	3,303
Fair value	3,059	3,125

Our estimate of the fair value of our total long-term debt is based on observable market information derived from a third-party pricing source and is classified in Level 2 of the fair value hierarchy.
Net Investment Hedging
We recognize changes in the carrying value of the foreign currency denominated debt due to changes in the Euro to U.S. dollar exchange rate in accumulated other comprehensive losses related to ABI.
We recognized pre-tax (gains) losses of our net investment hedges of $(205) million, $108 million and $(281) million for the years ended December 31, 2024, 2023 and 2022, respectively, in accumulated other comprehensive losses.
In addition, as a result of the ABI Transaction, for the year ended December 31, 2024, we reclassified $42 million of pre-tax gains from our designated net investment hedges included in accumulated other comprehensive losses to (income) losses from investments in equity securities in our consolidated statement of earnings. For further discussion of the ABI Transaction and reclassification of accumulated other comprehensive losses, see Note 8. Investments in Equity Securities and Note 15. Other Comprehensive Earnings/Losses.

Note 10. Short-Term Borrowings
At December 31, 2024 and 2023, we had no short-term borrowings.
In June 2023, we entered into a $2.0 billion term loan facility and borrowed the full amount available to fund a portion of the cash payments at the closing of the NJOY Transaction. In July 2023, upon receipt of the remaining payment of approximately $1.8 billion (including interest) from PMI related to the sale of the IQOS System commercialization rights, we repaid the term loan facility in full, at which time the term loan facility terminated in accordance with its terms.
We have a $3.0 billion senior unsecured 5-year revolving credit agreement (“Credit Agreement”) that expires on October 24, 2028 and includes an option, subject to certain conditions, for us to extend the term for two additional one-year periods. We intend to use any borrowings under our Credit Agreement for general corporate purposes.
At December 31, 2024 and 2023, we had availability under our Credit Agreement for borrowings of up to an aggregate principal amount of $3.0 billion.
Pricing for interest and fees under our Credit Agreement may be modified in the event of a change in the rating of our long-term senior unsecured debt. We expect interest rates on borrowings under our Credit Agreement to be based on the Term Secured Overnight Financing Rate plus a percentage based on the higher of the ratings of our long-term senior unsecured debt from Moody’s Investors Service, Inc. (“Moody’s”) and Standard & Poor’s Financial Services LLC (“S&P”). The applicable percentage for borrowings under our Credit Agreement at December 31, 2024 was 1.0% based on our long-term senior unsecured debt ratings on that date. Our Credit Agreement does not include any other rating triggers or any provisions that could require the posting of collateral.
Our Credit Agreement includes various covenants, one of which requires us to maintain a ratio of Consolidated EBITDA (earnings before interest, taxes, depreciation and amortization) to Consolidated Interest Expense of not less than 4.0 to 1.0, calculated as of the end of the applicable quarter on a rolling four quarters basis. At December 31, 2024, we were in compliance with our covenants in our Credit Agreement. The terms “Consolidated EBITDA” and “Consolidated Interest Expense,” each as defined in our Credit Agreement, include certain adjustments.
PM USA guarantees any borrowings under our Credit Agreement and any amounts outstanding under our commercial paper program. For discussion of PM USA’s guarantees, see Note 11. Long-Term Debt.

Note 11. Long-Term Debt
Our long-term debt consisted of the following at December 31:

(in millions)	2024	2023
USD notes, 2.350% to 10.200%, interest payable semi-annually, due through 2061 (1)	$21,784	$22,888
USD debenture, 7.75%, interest payable semi-annually, due 2027	42	42
Euro notes, 1.700% to 3.125%, interest payable annually, due through 2031 (2)	3,100	3,303
	24,926	26,233
Less current portion of long-term debt	1,527	1,121
	$23,399	$25,112
(1) Weighted-average coupon interest rate of 4.6% and 4.5% at December 31, 2024 and 2023, respectively.
(2) Weighted-average coupon interest rate of 2.5% at December 31, 2024 and 2023.

At December 31, 2024, our outstanding long-term debt consisted of the following:

(in millions)
Type	Face Value	Interest Rate	Issuance	Maturity
USD notes	$750	2.350%	May 2020	May 2025
Euro notes	€750	1.700%	February 2019	June 2025
USD notes	$1,069	4.400%	February 2019	February 2026
USD notes	$500	2.625%	September 2016	September 2026
USD debenture	$42	7.750%	January 1997	January 2027
Euro notes	€1,000	2.200%	February 2019	June 2027
USD notes	$500	6.200%	November 2023	November 2028
USD notes	$1,906	4.800%	February 2019	February 2029
USD notes	$750	3.400%	May 2020	May 2030
Euro notes	€1,250	3.125%	February 2019	June 2031
USD notes	$1,750	2.450%	February 2021	February 2032
USD notes	$500	6.875%	November 2023	November 2033
USD notes	$177	9.950%	November 2008	November 2038
USD notes	$208	10.200%	February 2009	February 2039
USD notes	$2,000	5.800%	February 2019	February 2039
USD notes	$1,500	3.400%	February 2021	February 2041
USD notes	$900	4.250%	August 2012	August 2042
USD notes	$650	4.500%	May 2013	May 2043
USD notes	$1,800	5.375%	October 2013	January 2044
USD notes	$1,500	3.875%	September 2016	September 2046
USD notes	$2,500	5.950%	February 2019	February 2049
USD notes	$500	4.450%	May 2020	May 2050
USD notes	$1,250	3.700%	February 2021	February 2051
USD notes	$271	6.200%	February 2019	February 2059
USD notes	$1,000	4.000%	February 2021	February 2061
At December 31, 2024, aggregate maturities of our long-term debt were as follows:

(in millions)		Aggregate Maturities
2025		$1,527
2026		1,569
2027		1,078
2028		500
2029		1,906
Thereafter		18,550
		25,130
Less:	debt issuance costs	128
	debt discounts	76
		$24,926
At December 31, 2024 and 2023, accrued interest on long-term debt of $389 million and $410 million, respectively, was included in other accrued liabilities on our consolidated balance sheets.
During the first quarter of 2024, we repaid in full at maturity our 4.000% and 3.800% senior unsecured notes in the aggregate principal amounts of $776 million and $345 million, respectively.

For a discussion of the fair value of our long-term debt and the designation of our Euro denominated senior unsecured notes as a net investment hedge of our investment in ABI, see Note 9. Financial Instruments.
All of our notes are senior unsecured obligations and rank equally in right of payment with all of our existing and future senior unsecured indebtedness. Following the occurrence of both (i) a change of control of Altria and (ii) the notes ceasing to be rated investment grade by each of Moody’s, S&P and Fitch Ratings Inc., we will be required to make an offer to purchase the notes at a price equal to 101% of the aggregate principal amount of such notes, plus accrued and unpaid interest to the date of repurchase as and to the extent set forth in the terms of the notes.
▪PM USA Guarantees: PM USA (“Guarantor”), which is a 100% owned subsidiary of Altria Group, Inc. (“Parent”), has guaranteed the Parent’s obligations under its outstanding debt securities, any borrowings under its Credit Agreement and any amounts outstanding under its commercial paper program (“Guarantees”). Pursuant to the Guarantees, the Guarantor fully and unconditionally guarantees, as primary obligor, the payment and performance of the Parent’s obligations under the guaranteed debt instruments (“Obligations”), subject to release under certain customary circumstances as noted below.
The Guarantees provide that the Guarantor guarantees the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of the Obligations. The liability of the Guarantor under the Guarantees is absolute and unconditional irrespective of: any lack of validity, enforceability or genuineness of any provision of any agreement or instrument relating thereto; any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to departure from any agreement or instrument relating thereto; any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any other guarantee, for all or any of the Obligations; or any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Parent or the Guarantor.
The Parent is a holding company; therefore, its access to the operating cash flows of its subsidiaries consists of cash received from the payment of dividends and distributions, and the payment of interest on intercompany loans by its subsidiaries. Neither the Guarantor nor other subsidiaries of the Parent that are not guarantors of the Obligations are limited by contractual obligations on their ability to pay cash dividends or make other distributions with respect to their equity interests.

Note 12. Capital Stock
At December 31, 2024, we had 12 billion shares of authorized common stock; issued, repurchased and outstanding shares of common stock consisted of the following:

	Shares Issued	Shares Repurchased	Shares Outstanding
Balances, December 31, 2021	2,805,961,317	(982,785,699)	1,823,175,618
Stock award activity	—	514,816	514,816
Repurchases of common stock	—	(38,156,312)	(38,156,312)
Balances, December 31, 2022	2,805,961,317	(1,020,427,195)	1,785,534,122
Stock award activity	—	676,495	676,495
Repurchases of common stock	—	(22,748,842)	(22,748,842)
Balances, December 31, 2023	2,805,961,317	(1,042,499,542)	1,763,461,775
Stock award activity	—	687,715	687,715
Repurchases of common stock	—	(73,497,623)	(73,497,623)
Balances, December 31, 2024	2,805,961,317	(1,115,309,450)	1,690,651,867
At December 31, 2024, we had 23,991,145 shares of common stock reserved for stock-based awards under our stock plans.
At December 31, 2024, we had 10 million authorized shares of serial preferred stock, $1.00 par value; no shares of serial preferred stock have been issued.
▪Dividends: In the third quarter of 2024, our Board of Directors (“Board of Directors” or “Board”) approved a 4.1% increase in the quarterly dividend rate to $1.02 per share of our common stock versus the previous rate of $0.98 per share. The current annualized dividend rate is $4.08 per share. Future dividend payments remain subject to the discretion of our Board.
▪Share Repurchases: In January 2023, our Board authorized a $1.0 billion share repurchase program (“January 2023 share repurchase program”), which we completed in December 2023.
In January 2024, our Board authorized a $1.0 billion share repurchase program that it increased to $3.4 billion in March 2024 (as increased, “January 2024 share repurchase program”). We subsequently entered into ASR Agreements to repurchase shares of our common stock having an aggregate value of $2.4 billion (“Repurchase Price”). In the first half of 2024, we paid the Repurchase Price and received 53.9 million shares of our common stock. The total number of shares repurchased under the ASR Agreements was based on volume-weighted average prices of our common stock during the term of the ASR transactions, less a discount. We funded the ASR transactions with proceeds from the ABI Transaction. The ASR transactions were accounted for as equity transactions and included in cost of repurchased stock on our consolidated balance sheet when the shares were received. We completed the January 2024 share repurchase program in December 2024.
In January 2025, our Board authorized a new $1.0 billion share repurchase program, which we expect to complete by December 31, 2025. The timing of share repurchases under this program depends upon marketplace conditions and other factors, and the program remains subject to the discretion of our Board.
Our total share repurchase activity was as follows for the years ended December 31:

	January 2024 Share Repurchase Program	January 2023 Share Repurchase Program	January 2021 Share Repurchase Program
(in millions, except per share data)	2024 (1)	2023	2022 (2)
Total number of shares repurchased	73.5	22.7	38.1
Aggregate cost of shares repurchased	$3,400	$1,000	$1,825
Average price per share of shares repurchased	$46.26	$43.96	$47.83
(1) Includes 53.9 million shares repurchased under the ASR Agreements at an average price per share of $44.50.
(2) In January 2021, our Board authorized a $2.0 billion share repurchase program that it expanded to $3.5 billion in October 2021, which we completed in December 2022.

Note 13. Stock Plans
In 2020, our Board adopted, and shareholders approved, the Altria Group, Inc. 2020 Performance Incentive Plan (“2020 Plan”) under which we may grant stock options, stock appreciation rights, restricted stock, restricted stock units (“RSUs”), performance stock units (“PSUs”) and other stock-based awards, as well as cash-based annual and long-term incentive awards to our employees. Any awards granted under the 2020 Plan may be in the form of performance-based awards, including PSUs subject to the achievement or satisfaction of performance goals and performance cycles. We may issue up to 25 million shares of common stock under the 2020 Plan prior to May 31, 2025. In addition, under the 2015 Stock Compensation Plan for Non-Employee Directors (“Directors Plan”), we may grant up to one million shares of common stock to members of the Board who are not employees of Altria, provided that no awards can be made under the Directors Plan after the awards made immediately following our 2025 Annual Meeting of Shareholders.
At December 31, 2024, we had 18,507,747 and 533,843 shares available to be granted under the 2020 Plan and the Directors Plan, respectively.
▪RSUs: During the vesting period, RSUs include nonforfeitable rights to dividend equivalents and may not be sold, assigned, pledged or otherwise encumbered. RSUs are subject to forfeiture if certain employment conditions are not met. We estimate the number of awards expected to be forfeited and adjust this estimate when subsequent information indicates that the actual number of forfeitures is likely to differ from previous estimates. RSUs generally vest three years after the grant date.
We amortize to expense ratably over the restriction period, which is generally three years, the fair value of the RSUs at the date of grant, net of estimated forfeitures. We recorded pre-tax compensation expense related to RSUs for the years ended December 31, 2024, 2023 and 2022 of $50 million, $47 million and $41 million, respectively. We recorded a deferred tax benefit related to this compensation expense of $12 million, $12 million and $10 million for the years ended December 31, 2024, 2023 and 2022, respectively. The unamortized compensation expense related to RSUs was $86 million at December 31, 2024, which we expect to be recognized over a weighted-average period of approximately two years.
RSU activity was as follows:

	Number of Shares	Weighted-Average Grant Date Fair Value Per Share
Balance at December 31, 2023	3,472,801	$46.84
Granted	1,546,213	$43.29
Vested	(847,647)	$44.94
Forfeited	(197,882)	$46.74
Balance at December 31, 2024	3,973,485	$45.87

The weighted-average grant date fair value of RSUs granted during the years ended December 31, 2024, 2023 and 2022 was $67 million, $56 million and $59 million, respectively, or $43.29, $46.38 and $49.22 per RSU, respectively. The total vesting date fair value of RSUs that vested during the years ended December 31, 2024, 2023 and 2022 was $35 million, $40 million and $29 million, respectively.
▪PSUs: We granted an aggregate of 290,980, 255,601 and 215,205 of PSUs during 2024, 2023 and 2022, respectively. The payout of the PSUs is based on the extent to which we achieve certain performance measures over the three-year performance period. Performance measures consist of our adjusted diluted earnings per share compounded annual growth rate and a cash conversion measure. Additionally, the payout resulting from the performance measures is then adjusted up or down by a total shareholder return (“TSR”) performance multiplier, which depends on our relative TSR to a predetermined peer group. PSUs are subject to forfeiture if certain employment conditions are not met. At December 31, 2024, we had 750,826 PSUs outstanding, with a weighted-average grant date fair value of $46.87 per PSU. We amortize to expense over the performance period the fair value of PSUs at the date of grant, net of estimated forfeitures. We recorded pre-tax compensation expense related to PSUs for the years ended December 31, 2024, 2023 and 2022 of $6 million, $11 million and $9 million, respectively. The unamortized compensation expense related to PSUs was $13 million at December 31, 2024.

Note 14. Earnings per Share
We calculated basic and diluted earnings per share (“EPS”) using the following:

	For the Years Ended December 31,
(in millions)	2024	2023	2022
Net earnings	$11,264	$8,130	$5,764
Less: Distributed and undistributed earnings attributable to share-based awards	(28)	(17)	(13)
Earnings for basic and diluted EPS	$11,236	$8,113	$5,751

Weighted-average shares for basic and diluted EPS	1,718	1,777	1,804
Unvested share-based payment awards that contain non-forfeitable rights to dividends or dividend equivalents are participating securities and, therefore, are included in our EPS calculation pursuant to the two-class method.

Note 15. Other Comprehensive Earnings/Losses
Changes in each component of accumulated other comprehensive losses, net of deferred income taxes, attributable to Altria were as follows:

(in millions)	Benefit Plans	ABI		Currency Translation Adjustments and Other	Accumulated Other Comprehensive Losses
Balances, December 31, 2021	$(1,612)	$(1,512)		$68	$(3,056)
Other comprehensive earnings (losses) before reclassifications	145	275		(33)	387
Deferred income taxes	(35)	(65)		—	(100)
Other comprehensive earnings (losses) before reclassifications, net of deferred income taxes	110	210		(33)	287

Amounts reclassified to net earnings	88	(85)		(1)	2
Deferred income taxes	(22)	18		—	(4)
Amounts reclassified to net earnings, net of deferred income taxes	66	(67)		(1)	(2)

Other comprehensive earnings (losses), net of deferred income taxes	176	143	(1)	(34)	285
Balances, December 31, 2022	(1,436)	(1,369)		34	(2,771)
Other comprehensive earnings (losses) before reclassifications	(48)	178		(28)	102
Deferred income taxes	9	(35)		9	(17)
Other comprehensive earnings (losses) before reclassifications, net of deferred income taxes	(39)	143		(19)	85

Amounts reclassified to net earnings	(26)	39		—	13
Deferred income taxes	8	(8)		—	—
Amounts reclassified to net earnings, net of deferred income taxes	(18)	31		—	13

Other comprehensive earnings (losses), net of deferred income taxes	(57)	174	(1)	(19)	98
Balances, December 31, 2023	(1,493)	(1,195)		15	(2,673)
Other comprehensive earnings (losses) before reclassifications	142	(22)		(5)	115
Deferred income taxes	(36)	(1)		—	(37)
Other comprehensive earnings (losses) before reclassifications, net of deferred income taxes	106	(23)		(5)	78

Amounts reclassified to net earnings	(7)	251		—	244
Deferred income taxes	2	(51)		—	(49)
Amounts reclassified to net earnings, net of deferred income taxes	(5)	200		—	195

Other comprehensive earnings (losses), net of deferred income taxes	101	177	(1)	(5)	273
Balances, December 31, 2024	$(1,392)	$(1,018)		$10	$(2,400)
(1) Primarily reflects our share of ABI’s currency translation adjustments and the impact of our designated net investment hedges related to our investment in ABI. For further discussion of designated net investment hedges, see Note 9. Financial Instruments.

Pre-tax amounts by component, reclassified from accumulated other comprehensive losses to net earnings were as follows:

	For the Years Ended December 31,
(in millions)	2024		2023	2022
Benefit Plans: (1)
Net loss	$29		$8	$127
Prior service credit	(36)		(34)	(39)
	(7)		(26)	88
ABI (2)	251	(3)	39	(85)
Currency Translation Adjustments and Other	—		—	(1)
Pre-tax amounts reclassified from accumulated other comprehensive losses to net earnings	$244		$13	$2
(1) Amounts are included in net periodic benefit income, excluding service cost. For further details, see Note 18. Benefit Plans.
(2) Amounts are included in (income) losses from investments in equity securities.
(3) Primarily reflects the impact of the ABI Transaction. For the year ended December 31, 2024, we reclassified $243 million from our accumulated other comprehensive losses of which $285 million is directly attributable to ABI, partially offset by $42 million from our designated net investment hedges related to our investment in ABI. For further information, see Note 8. Investments in Equity Securities and Note 9. Financial Instruments.

Note 16. Income Taxes
In August 2022, the U.S. Government enacted legislation commonly referred to as the Inflation Reduction Act that became effective January 1, 2023. The main provisions of the Inflation Reduction Act that impact us are: (i) a 15% corporate alternative minimum tax (“Corporate AMT”) and (ii) a 1% excise tax on share repurchases, which is recorded in equity on our consolidated statements of stockholders’ equity (deficit).
We are considered an “applicable corporation” for purposes of Corporate AMT. We expect our regular federal income tax liability will generally exceed our Corporate AMT liability; however, certain unique circumstances may result in our Corporate AMT liability exceeding our regular federal income tax liability, including when tax losses are reported in a different year than book losses.
Earnings (losses) before income taxes and provision (benefit) for income taxes consisted of the following:

	For the Years Ended December 31,
(in millions)	2024	2023	2022
Earnings (losses) before income taxes:
United States	$13,680	$10,971	$7,628
Outside United States	(22)	(43)	(239)
Total	$13,658	$10,928	$7,389
Provision (benefit) for income taxes:
Current:
Federal	$927	$2,346	$1,968
State and local	516	681	603
Outside United States	—	1	1
	1,443	3,028	2,572
Deferred:
Federal	764	(133)	(893)
State and local	187	(97)	(54)
	951	(230)	(947)
Total provision for income taxes	$2,394	$2,798	$1,625
Our U.S. subsidiaries join in the filing of a U.S. federal consolidated income tax return. The U.S. federal income tax statute of limitations remains open for the year 2017 and forward, with years 2017 through 2023 currently under examination by the Internal Revenue Service (“IRS”) as part of an audit conducted in the ordinary course of business. State statutes of limitations will also generally remain open for the year 2017 and forward. Certain of our state tax returns are currently under examination by various states as part of routine audits conducted in the ordinary course of business.

A reconciliation of the beginning and ending unrecognized tax benefits was as follows:

	For the Years Ended December 31,
(in millions)	2024	2023	2022
Balance at beginning of year	$1,608	$69	$53
Additions based on tax positions related to the current year	—	1,548	1
Additions for tax positions of prior years	33	—	16
Reductions for tax positions related to IRS Agreement	(1,343)	—	—
Reductions for tax positions of prior years	(16)	(6)	—
Tax settlements	—	(3)	(1)
Balance at end of year	$282	$1,608	$69
The amount of unrecognized tax benefits that, if recognized, would impact the effective tax rate at December 31, 2024, was $189 million, along with $27 million affecting deferred taxes. The amount of unrecognized tax benefits that, if recognized, would impact the effective tax rate at December 31, 2023, was $35 million, along with $1,573 million affecting deferred taxes, a portion of which would also impact the effective tax rate due to the release of a valuation allowance, as discussed below.
In October 2024, we entered into an agreement with the IRS (“IRS Agreement”) regarding the tax treatment of a $6.4 billion ordinary loss we recognized in 2023 for cash tax purposes with respect to a portion of our tax basis associated with our former investment in JUUL. In 2023, we fully reserved for the tax benefit associated with this ordinary loss by recording an unrecognized tax benefit of $1,548 million. There was no impact to our consolidated statement of earnings for the year ended December 31, 2023. In addition, the $1,548 million increase in unrecognized tax benefits was partially offset by $428 million associated with an indirect deferred tax benefit caused by our estimated Corporate AMT credit carryforward. Consistent with the terms of the IRS Agreement, we claimed a $4.0 billion ordinary loss and a $2.4 billion capital loss on our 2023 tax return. For the year ended December 31, 2024, we recorded a tax benefit of $887 million due to the reversal of the unrecognized tax benefit in our consolidated statement of earnings, resulting in the partial release of a valuation allowance against our JUUL-related losses as discussed below. The reversals of the unrecognized tax benefit and indirect deferred tax benefit caused by our estimated Corporate AMT credit carryforward in 2023 resulted in a net decrease of $1,120 million in other liabilities on our consolidated balance sheet at December 31, 2024.
At December 31, 2024, 2023 and 2022, the amount of accrued interest and penalties on our consolidated balance sheets was $18 million, $36 million and $18 million, respectively. For the years ended December 31, 2024, 2023 and 2022, we recognized in our consolidated statements of earnings $(24) million, $20 million and $8 million, respectively, of gross interest (income) expense and penalties associated with uncertain tax positions. We recognize accrued interest and penalties associated with uncertain tax positions as part of the tax provision.
We are subject to income taxation in many jurisdictions. Unrecognized tax benefits reflect the differences between tax positions we have taken or expect to take on income tax returns and the amounts recognized in our financial statements. Resolution of the related tax positions with the relevant tax authorities may take many years to complete, and such timing is not entirely within our control. It is reasonably possible that within the next 12 months certain examinations will be resolved, which could result in a decrease in unrecognized tax benefits of approximately $1 million.

A reconciliation between actual income taxes and amounts computed by applying the federal statutory rate to earnings before income taxes was as follows:

	For the Years Ended December 31,
	2024		2023		2022
(dollars in millions)	$	%	$	%	$	%
U.S. federal statutory rate	$2,868	21.0%	$2,295	21.0%	$1,552	21.0%
Increase (decrease) resulting from:
State and local income taxes, net of federal tax benefit	557	4.1	463	4.2	435	5.9
Tax basis in foreign investments	(11)	(0.1)	34	0.3	11	0.1
Uncertain tax positions	(15)	(0.1)	8	0.1	—	—
Investment in ABI	(35)	(0.3)	(37)	(0.3)	(24)	(0.3)
Investment in JUUL	—	—	53	0.5	306	4.1
Investment in Cronos	3	—	11	0.1	30	0.4
Valuation allowance releases	(939)	(6.9)	—	—	(664)	(9.0)
Other	(34)	(0.2)	(29)	(0.3)	(21)	(0.2)
Effective tax rate	$2,394	17.5%	$2,798	25.6%	$1,625	22.0%
The tax provision in 2024 included tax benefits of $939 million due primarily to the release of valuation allowances recorded against a deferred tax asset related to our JUUL-related losses as a result of the IRS Agreement and the ABI Transaction, partially offset by state tax expense, net of federal benefit, of $557 million.
The tax provision in 2023 included state tax expense, net of federal benefit, of $463 million and tax expense of $53 million for a valuation allowance recorded against a deferred tax asset related to the disposition of our former investment in JUUL.
The tax provision in 2022 included tax benefits of $664 million due primarily to the release of valuation allowances related to the anticipated ability to utilize a portion of existing capital losses. These tax benefits were partially offset by tax expense of $306 million for a valuation allowance recorded against a deferred tax asset related to the decreases in the estimated fair value of our former investment in JUUL and by the state tax treatment of the impairment charge on our investment in ABI.
The tax effects of temporary differences that gave rise to deferred income tax assets and liabilities consisted of the following at December 31:

(in millions)	2024	2023
Deferred income tax assets:
Accrued postretirement and postemployment benefits	$270	$302
Settlement charges	585	644
JUUL-related losses	207	2,028
Investment in Cronos	404	397
IQOS deferred gain	—	691
Research and development costs	112	86
Net operating losses and tax credit carryforwards	224	217
Other	—	39
Total deferred income tax assets	1,802	4,404
Deferred income tax liabilities:
Property, plant and equipment	(235)	(237)
Intangible assets	(3,032)	(3,210)
Investment in ABI	(1,370)	(1,391)
Accrued pension costs	(108)	(81)
Other	(133)	—
Total deferred income tax liabilities	(4,878)	(4,919)
Valuation allowances	(668)	(2,256)
Net deferred income tax liabilities	$(3,744)	$(2,771)

At December 31, 2024, we had JUUL-related gross capital loss carryforwards of $1.0 billion available to offset capital gains through 2028. We had estimated gross federal, state and foreign tax net operating losses (“NOLs”) of $374 million, $1,066 million and $38 million, respectively. The federal NOLs, a majority of the state NOLs and the foreign NOLs have indefinite carryforward periods.
After giving effect to the IRS Agreement and $1.7 billion of JUUL-related capital losses previously utilized against capital gains related to the IQOS Transaction, we have $5.7 billion (which includes a $3.5 billion outside basis difference in a domestic subsidiary, a $1.2 billion outside basis difference in a foreign subsidiary and $1.0 billion of capital loss carryforwards) of the $12.8 billion tax loss related to our former investment in JUUL remaining to offset future potential capital gains. For financial statement purposes, none of the tax benefit for the remaining $5.7 billion was recognized at December 31, 2024.
A reconciliation of the beginning and ending valuation allowances was as follows:

	For the Years Ended December 31,
(in millions)	2024	2023	2022
Balance at beginning of year	$2,256	$2,800	$3,097
Additions to valuation allowance charged to income tax expense	244	114	429
Reductions to valuation allowance credited to income tax benefit	(1,337)	(6)	(730)
(Reductions) additions to valuation allowance due to NJOY Transaction (no impact to earnings)	(4)	12	—
Reductions to valuation allowance offset to deferred tax asset (no impact to earnings)	(491)	(663)	—
Foreign currency translation	—	(1)	4
Balance at end of year	$668	$2,256	$2,800
We determine deferred tax assets and liabilities based on the differences between the financial statement and tax bases of assets and liabilities, using enacted tax rates in effect for the year in which the differences are expected to reverse. We record a valuation allowance when it is more likely than not that some portion or all of a deferred tax asset will not be realized. We determine the realizability of deferred tax assets based on the weight of all available positive and negative evidence. In reaching this determination, we consider the character of the assets and the possible sources of taxable income of the appropriate character within the available carryback and carryforward periods available under the tax law. As has occurred in prior periods, there is a potential that sufficient positive evidence may be available in future periods to cause us to reduce or eliminate the valuation allowance on certain deferred tax assets. That change to the valuation allowance would result in the recognition of previously unrecognized deferred tax assets and a decrease in income tax expense in the period the release is recorded.
The additions to valuation allowances during 2024 were due primarily to deferred tax assets recorded in connection with our JUUL-related capital loss carryforwards. The reductions to valuation allowances during 2024 were due primarily to the $4.0 billion of ordinary losses recognized as part of the IRS Agreement, the reduction of a deferred tax asset for the portion of our JUUL-related capital losses that is now part of our tax basis in the shares of a domestic subsidiary and the ABI Transaction. This outside basis difference of the domestic subsidiary is not recognized as a deferred tax asset since we do not expect the temporary difference to reverse in the foreseeable future. The cumulative valuation allowance at December 31, 2024 was primarily attributable to deferred tax assets recorded in connection with our investment in Cronos ($402 million) and our JUUL-related capital loss carryforwards ($207 million).
The additions to valuation allowances during 2023 were due primarily to deferred tax assets recorded in connection with our former investment in JUUL. The reductions to valuation allowances during 2023 were due primarily to the reduction of a deferred tax asset for the portion of our JUUL capital losses that is now part of our tax basis in the shares of a foreign subsidiary. This outside basis difference of the foreign subsidiary is not recognized as a deferred tax asset since we do not expect the temporary difference to reverse in the foreseeable future. The cumulative valuation allowance at December 31, 2023 was primarily attributable to deferred tax assets recorded in connection with our tax basis in the shares of a domestic subsidiary ($1,808 million) and our investment in Cronos ($397 million).
The additions to valuation allowances during 2022 were due primarily to deferred tax assets recorded in connection with decreases in the estimated fair value of our former investment in JUUL. The reductions to valuation allowances during 2022 were due primarily to the anticipated ability to utilize a portion of existing losses related to our former investment in JUUL and the abandonment of our Cronos warrant. The cumulative valuation allowance at December 31, 2022 was primarily attributable to deferred tax assets recorded in connection with our former investment in JUUL ($2,394 million) and our investment in Cronos ($379 million).
For a discussion regarding our former investment in JUUL and current investments in ABI and Cronos, see Note 8. Investments in Equity Securities.

Note 17. Segment Reporting
At December 31, 2024, our reportable segments were (i) smokeable products, consisting of combustible cigarettes and machine-made large cigars; and (ii) oral tobacco products, consisting of MST products and oral nicotine pouches.
Our all other category included (i) NJOY (beginning June 1, 2023); (ii) Horizon; (iii) Helix International; and (iv) other business activities, all of which consists of research and development (“R&D”) expense related to certain new product platforms and technologies.
Our chief operating decision maker (“CODM”), which is Altria’s Chief Executive Officer, reviews operating companies income (loss) (“OCI”) to evaluate the performance of, and allocate resources to, our segments. OCI for our segments is defined as operating income before general corporate expenses and amortization of intangibles. Our CODM uses OCI for planning, forecasting and evaluating business and financial performance of the segments, including allocating capital and other resources and evaluating results relative to employee compensation targets. Interest and other debt expense, net, along with net periodic benefit income, excluding service cost, and provision for income taxes are centrally managed at the corporate level and, accordingly, such items are not presented by segment since they are excluded from the measure of segment profitability reviewed by our CODM. We do not disclose information about total assets by segment because such information is not reported to or used by our CODM. Substantially all of our long-lived assets were located in the United States at December 31, 2024. Segment goodwill and other intangible assets, net, are disclosed in Note 6. Goodwill and Other Intangible Assets, net. The accounting policies of the segments were the same at December 31, 2024 as those described in Note 2. Summary of Significant Accounting Policies.
Segment data were as follows:

	For the Years Ended December 31,
(in millions)	2024	2023	2022
Net revenues:
Smokeable products	$21,204	$21,756	$22,476
Oral tobacco products	2,776	2,667	2,580
All other	38	60	40
Net revenues	$24,018	$24,483	$25,096
Earnings before income taxes:
OCI:
Smokeable products	$10,821	$10,670	$10,688
Oral tobacco products	1,449	1,722	1,632
All other	(414)	(74)	(36)
Amortization of intangibles	(139)	(128)	(73)
General corporate expenses	(476)	(643)	(292)
Operating income	11,241	11,547	11,919
Interest and other debt expense, net	1,037	989	1,058
Net periodic benefit income, excluding service cost	(102)	(127)	(184)
(Income) losses from investments in equity securities	(652)	(243)	3,656
Gain on the sale of IQOS System commercialization rights	(2,700)	—	—
Earnings before income taxes	$13,658	$10,928	$7,389

Smokeable products segment OCI consisted of the following, including expenses under the significant expense principle in accordance with ASU No. 2023-07:

	For the Years Ended December 31,
(in millions)	2024	2023	2022
Net revenues	$21,204	$21,756	$22,476
Settlement charges (1)	(3,460)	(3,711)	(3,908)
Excise taxes on products sold	(3,469)	(3,869)	(4,289)
Other segment items (2)	(3,454)	(3,506)	(3,591)
Operating companies income	$10,821	$10,670	$10,688
(1) Represents charges related to State Settlement Agreements included in cost of sales. For additional information, see Health Care Cost Recovery Litigation in Note 20. Contingencies.
(2) Other segment items includes manufacturing, marketing, administration and research costs, FDA user fees and other costs.
For the oral tobacco products segment, we did not identify any expenses under the significant expense principle in accordance with ASU No. 2023-07. Other segment items for our oral tobacco products segment include manufacturing, asset impairment, marketing, administration and research costs, excise taxes on products sold and other costs. Total oral tobacco products other segment items were $1,327 million, $945 million and $948 million for the years ended December 31, 2024, 2023 and 2022, respectively. The CODM reviews total oral tobacco products segment expenses in the aggregate in conjunction with the review of budget-to-actual OCI variances to manage segment operations.
The smokeable products segment included net revenues of $20,066 million, $20,665 million and $21,457 million for the years ended December 31, 2024, 2023 and 2022, respectively, related to cigarettes and net revenues of $1,138 million, $1,091 million and $1,019 million for the years ended December 31, 2024, 2023 and 2022, respectively, related to cigars.
Substantially all of our consolidated net revenues for the years ended December 31, 2024, 2023 and 2022 were from sales generated in the United States. For the years ended December 31, 2024, 2023 and 2022, we had one customer that accounted for approximately 22%, 25% and 24% of our consolidated net revenues, respectively, and one customer that accounted for approximately 20%, 23% and 23% of our consolidated net revenues, respectively. Substantially all the net revenues from these customers were reported in the smokeable products and oral tobacco products segments. No other customer accounted for more than 10% of our consolidated net revenues for the years ended December 31, 2024, 2023 and 2022.
Details of our depreciation expense and capital expenditures were as follows:

	For the Years Ended December 31,
(in millions)	2024	2023	2022
Depreciation expense:
Smokeable products	$67	$73	$87
Oral tobacco products	42	37	33
General corporate and other	38	34	33
Total depreciation expense	$147	$144	$153
Capital expenditures:
Smokeable products	$54	$77	$68
Oral tobacco products	39	59	90
General corporate and other	49	60	47
Total capital expenditures	$142	$196	$205

The comparability of OCI for our reportable segments was affected by the following:
▪Non-Participating Manufacturer (“NPM”) Adjustment Items: We recorded net pre-tax income for NPM adjustment items as follows:

	For the Years Ended December 31,
(in millions)	2024	2023	2022
Smokeable products segment	$(29)	$(29)	$(63)
Interest and other debt expense, net	2	(21)	(5)
Total	$(27)	$(50)	$(68)
We recorded the amounts shown in the table shown above in our smokeable products segment as reductions to cost of sales in our consolidated statements of earnings, which resulted in increased OCI in our smokeable products segment. NPM adjustment items result from the resolutions of certain disputes with states and territories related to the NPM adjustment provision under the Master Settlement Agreement (“NPM Adjustment Items”). For further discussion, see Health Care Cost Recovery Litigation in Note 20. Contingencies.
▪Asset Impairment, Exit and Implementation Costs: We recorded a non-cash, pre-tax impairment of the Skoal trademark of $354 million for the year ended December 31, 2024 in our oral tobacco products segment. In addition, we recorded exit and implementation costs of $68 million related to the Initiative for the year ended December 31, 2024. For a breakdown of these costs by segment, see Note 7. Asset Impairment, Exit and Implementation Costs.
▪Tobacco and Health and Certain Other Litigation Items: We recorded pre-tax charges related to tobacco and health and certain other litigation items as follows:

	For the Years Ended December 31,
(in millions)	2024	2023	2022
Smokeable products segment	$70	$69	$101
General corporate expenses	30	350	27
Interest and other debt expense, net	1	11	3
Total	$101	$430	$131
We recorded the amounts shown in the table above in our smokeable products segment and general corporate expenses in marketing, administration and research costs in our consolidated statements of earnings. For further discussion, see Note 20. Contingencies.
▪Other Business Activities: Our R&D investments have evolved and shifted from our traditional tobacco businesses to new product platforms and technologies. Beginning January 1, 2024, our R&D expense is aligned with how our CODM now evaluates performance results and allocates resources for segment reporting. For the year ended December 31, 2024, using this approach, we recorded the majority of our pre-tax R&D expense of $208 million in our all other category, which now includes other business activities related to R&D expense for certain new product platforms and technologies. For the years ended December 31, 2023 and 2022, the majority of our pre-tax R&D expense of $220 million and $162 million, respectively, was recorded in our smokeable products segment.

Note 18. Benefit Plans
Our subsidiaries sponsor noncontributory defined benefit pension plans covering certain employees of Altria and our subsidiaries. Employees hired on or after a date specific to their employee group are not eligible to participate in these noncontributory defined benefit pension plans but are instead eligible to participate in a defined contribution plan with enhanced benefits. We also provide postretirement health care and other benefits to certain retired employees.
We measure the plan assets and benefit obligations of our pension plans and postretirement plans at December 31 of each year.
We base the discount rates for our plans on a yield curve developed from a model portfolio of high-quality corporate bonds with durations that match the expected future cash flows of the pension and postretirement benefit obligations.

▪Obligations and Funded Status: Benefit obligations, plan assets and funded status for our pension and postretirement plans were as follows at December 31:

	Pension		Postretirement
(in millions)	2024	2023	2024	2023
Change in benefit obligation:
Benefit obligation at beginning of year	$6,428	$6,292	$1,246	$1,275
Service cost	41	39	15	15
Interest cost	321	333	62	65
Benefits paid	(457)	(460)	(91)	(96)
Actuarial (gains) losses	(251)	224	(153)	(10)
Plan amendments	—	—	(1)	(3)
Benefit obligation at end of year	6,082	6,428	1,078	1,246
Change in plan assets:
Fair value of plan assets at beginning of year	6,775	6,603	102	122
Actual return on plan assets	209	612	12	13
Employer contributions	18	20	—	—
Benefits paid	(457)	(460)	(30)	(33)
Fair value of plan assets at end of year	6,545	6,775	84	102
Funded status at December 31	$463	$347	$(994)	$(1,144)
Amounts recognized on our consolidated balance sheets:
Other assets	$624	$506	$—	$—
Other accrued liabilities	(25)	(29)	(59)	(65)
Accrued pension costs	(136)	(130)	—	—
Accrued postretirement health care costs	—	—	(935)	(1,079)
	$463	$347	$(994)	$(1,144)
The table above presents the projected benefit obligation for our pension plans. The accumulated benefit obligation, which represents benefits earned to date, for our pension plans was $5.9 billion and $6.3 billion at December 31, 2024 and 2023, respectively.
Actuarial gains for our pension plans for the year ended December 31, 2024 were due primarily to a higher discount rate. Actuarial gains for our postretirement plans for the year ended December 31, 2024 were due primarily to lower assumed health care plans participation rates and a higher discount rate. Actuarial losses for our pension plans for the year ended December 31, 2023 were due primarily to a lower discount rate. Actuarial gains for our postretirement plans for the year ended December 31, 2023 were due primarily to a planned change in healthcare provider effective January 2025, and other items, partially offset by actuarial losses attributable to a lower discount rate.
For pension plans with accumulated benefit obligations in excess of plan assets at December 31, 2024 and 2023, our accumulated benefit obligation was $140 million and $142 million, respectively. For pension plans with projected benefit obligations in excess of plan assets at December 31, 2024 and 2023, our projected benefit obligation was $161 million and $159 million, respectively. Additionally, at December 31, 2024 and 2023, there were no plan assets for these plans.
At December 31, 2024 and 2023, our accumulated postretirement benefit obligations were in excess of plan assets for all postretirement plans.
We used the following assumptions to determine our pension and postretirement benefit obligations at December 31:

	Pension		Postretirement
	2024	2023	2024	2023
Discount rate	5.7%	5.3%	5.7%	5.2%
Rate of compensation increase - long-term	4.0	4.0	—	—
Health care cost trend rate assumed for next year	—	—	6.3	6.5
Ultimate trend rate	—	—	5.0	5.0
Year that the rate reaches the ultimate trend rate	—	—	2031	2031

▪Components of Net Periodic Benefit Cost (Income): Net periodic benefit cost (income) consisted of the following for the years ended December 31:

	Pension			Postretirement
(in millions)	2024	2023	2022	2024	2023	2022
Service cost	$41	$39	$64	$15	$15	$23
Interest cost	321	333	206	62	65	41
Expected return on plan assets	(465)	(485)	(493)	(6)	(8)	(13)
Amortization:
Net loss (gain)	28	4	96	(6)	(2)	18
Prior service cost (credit)	5	6	6	(41)	(40)	(45)
Net periodic benefit cost (income)	$(70)	$(103)	$(121)	$24	$30	$24
The following assumptions were used to determine our net periodic benefit cost (income) for the years ended December 31:

	Pension			Postretirement
	2024	2023	2022	2024	2023	2022
Discount rates:
Service cost	5.4%	5.7%	3.2%	5.3%	5.7%	3.2%
Interest cost	5.2	5.5	2.5	5.2	5.5	2.5
Expected rate of return on plan assets	6.1	6.1	6.1	7.4	7.4	7.7
Rate of compensation increase - long-term	4.0	4.0	4.0	—	—	—
Health care cost trend rate	—	—	—	6.5	6.5	6.5
▪Defined Contribution Plans: We sponsor tax-qualified defined contribution plans covering certain salaried and hourly (non-union and union) employees. Contributions and costs are determined generally as a percentage of earnings, as defined by our plans. Amounts charged to expense for these defined contribution plans totaled $112 million, $109 million and $91 million in 2024, 2023 and 2022, respectively.
▪Pension and Postretirement Plan Assets: In managing our pension assets, we implement a liability-driven investment framework that aligns plan assets with liabilities. The current equity/fixed income target allocation of 20%/80% is designed to balance pension liability hedging and asset growth in order to maintain our plan’s funded status and cover incremental service accruals and interest cost. Liability hedging is achieved through investing in rate-sensitive fixed income securities, primarily corporate bonds and U.S. Treasuries, while growth assets are comprised of publicly traded equity securities.
Our investment strategy for our postretirement plan assets is intended to maximize our total asset return based on the expectation that equity securities will outperform debt securities over the long term and reflects the maturity structure of our benefit obligation. The equity/fixed income target allocation for postretirement plan assets is 55%/45%.
We believe that we implement these investment strategies in a prudent and risk-controlled manner, consistent with the fiduciary requirements of the Employee Retirement Income Security Act of 1974, by investing retirement plan assets in a well-diversified mix of equities, fixed income and other securities.
The actual composition of our plan assets at December 31, 2024 was broadly characterized with the following allocation:

	Pension		Postretirement
Equity securities	21%		57%
Corporate bonds	63%		30%
U.S. Treasury and foreign government securities and all other investments	16%	(1)	13%
(1) Amount includes U.S. Treasury and foreign government securities (8%) and all other investments (8%).
Our pension and postretirement plan asset performance is monitored on an ongoing basis to adjust the mix as necessary to achieve our target allocations.
Substantially all pension and all postretirement assets can be used to make monthly benefit payments.
We implement our investment strategy for our pension and postretirement plan assets by investing in long-duration fixed income securities that primarily include U.S. corporate bonds of companies from diversified industries and U.S. Treasury securities that mirror our pension obligation benchmark, as well as U.S. and international equity index strategies that are intended to mirror broad market indices, including, the Standard & Poor’s 500 Index and Morgan Stanley Capital International (“MSCI”) Europe, Australasia, and the Far East (“EAFE”) Index. Our pension and postretirement plans also invest in actively managed international equity securities of mid- and small-cap companies located in developed and emerging markets. For pension plan assets, our allocation to below investment grade securities represented approximately 8% of the fixed income holdings or approximately 7% of our total plan assets at December 31, 2024. Our allocation to emerging markets represented approximately 2% of total plan assets at December 31, 2024. For postretirement plan assets, our allocation to below investment grade securities represented approximately 8% of the fixed income holdings or approximately 3% of our total plan assets at December 31, 2024. Our allocation to emerging markets represented approximately 2% of our total plan assets at December 31, 2024.
Our risk management practices for our pension and postretirement plans include (i) ongoing monitoring of asset allocation, investment performance and investment managers’ compliance with their investment guidelines, (ii) periodic rebalancing between equity and debt asset classes and (iii) annual actuarial re-measurement of plan liabilities.
Our expected rate of return on pension and postretirement plan assets is determined by our plan assets’ historical long-term investment performance, current asset allocation and estimates of future long-term returns by asset class. The forward-looking estimates are consistent with the long-term historical averages exhibited by returns on equity and fixed income securities. For determining our pension and postretirement net periodic benefit cost (income), our 2025 expected rate of return assumptions are 6.1% and 7.4%, respectively.
The fair values of our pension plan assets by asset category were as follows at December 31:

	2024			2023
(in millions)	Level 1	Level 2	Total	Level 1	Level 2	Total
U.S. and foreign government securities or their agencies:
U.S. government and agencies	$—	$508	$508	$—	$1,114	$1,114
U.S. municipal bonds	—	69	69	—	81	81
Foreign government and agencies	—	54	54	—	33	33
Corporate debt instruments:
Above investment grade	—	3,572	3,572	—	3,160	3,160
Below investment grade and no rating	—	582	582	—	716	716
Common stock:
International equities	398	—	398	360	—	360
U.S. equities	361	—	361	323	—	323
Asset backed securities	—	185	185	—	279	279
Other, net	(15)	99	84	47	154	201
	$744	$5,069	$5,813	$730	$5,537	$6,267
Investments measured at NAV as a practical expedient for fair value:
Collective investment funds
U.S. large cap			$445			$388
U.S. small cap			100			90
International developed markets			53			55
Total investments measured at NAV			$598			$533

Other			134			(25)
Fair value of plan assets, net			$6,545			$6,775
Level 3 holdings and transactions were immaterial to total plan assets at December 31, 2024 and 2023.

The fair values of our postretirement plan assets were as follows at December 31:

	2024			2023
(in millions)	Level 1	Level 2	Total	Level 1	Level 2	Total
U.S. and foreign government securities or their agencies:
U.S. government and agencies	$—	$1	$1	$—	$4	$4
Foreign government and agencies	—	2	2	—	2	2
Corporate debt instruments:
Above investment grade	—	24	24	—	31	31
Below investment grade and no rating	—	2	2	—	4	4
Other, net	—	8	8	1	3	4
	$—	$37	$37	$1	$44	$45
Investments measured at NAV as a practical expedient for fair value:
Collective investment funds:
U.S. large cap			$35			$44
International developed markets			12			11
Total investments measured at NAV			$47			$55

Other			—			2
Fair value of plan assets, net			$84			$102
There were no Level 3 postretirement plan holdings or transactions during 2024 and 2023.
For a description of the fair value hierarchy and the three levels of inputs used to measure fair value, see Note 2. Summary of Significant Accounting Policies.
Following is a description of the valuation methodologies used for investments measured at fair value.
▪U.S. and Foreign Government Securities: U.S. and foreign government securities consist of investments in Treasury Nominal Bonds and Inflation Protected Securities, agency bonds and municipal securities. Government securities are valued at a price that is based on a compilation of primarily observable market information, such as broker quotes. Matrix pricing, yield curves and indices are used when broker quotes are not available.
▪Corporate Debt Instruments: Corporate debt instruments are valued at a price that is based on a compilation of primarily observable market information, such as broker quotes. Matrix pricing, yield curves and indices are used when broker quotes are not available.
▪Common Stock: Common stocks are valued based on the price of the security as listed on an open active exchange on last trade date.
▪Asset Backed Securities: Asset backed securities are fixed income securities such as mortgage backed securities and auto loans that are collateralized by pools of underlying assets that are unable to be sold individually. They are valued at a price that is based on a compilation of primarily observable market information or a broker quote in a non-active over-the-counter market.
▪Collective Investment Funds: Collective investment funds consist of funds that are intended to mirror indices such as Standard & Poor’s 500 Index and MSCI EAFE Index. They are valued on the basis of the relative interest of each participating investor in the fair value of the underlying assets of each of the respective collective investment funds, which are valued based on the net asset value (“NAV”), and are provided by the investment account manager as a practical expedient to estimate fair value. These investments are not classified by level but are disclosed to permit reconciliation to the fair value of plan assets.
Cash Flows: We make contributions to our pension plans to the extent that the contributions are tax deductible and pay benefits that relate to plans for salaried employees that cannot be funded under IRS regulations. Currently, we anticipate making employer contributions to our pension and postretirement plans of up to approximately $30 million for each in 2025. However, the foregoing estimates of 2025 contributions to our pension and postretirement plans are subject to change as a result of changes in tax and other benefit laws, changes in interest rates, as well as asset performance significantly above or below the assumed long-term rate of return for each respective plan.

Estimated future benefit payments at December 31, 2024 were as follows:

(in millions)	Pension	Postretirement
2025	$488	$84
2026	480	83
2027	481	82
2028	482	82
2029	483	83
2030-2034	2,358	423
Comprehensive Earnings/Losses
We recorded the following amounts in accumulated other comprehensive losses at December 31, 2024:

(in millions)	Pension	Post- retirement	Post- employment	Total
Net (loss) gain	$(2,213)	$172	$(45)	$(2,086)
Prior service (cost) credit	(13)	216	(5)	198
Deferred income taxes	578	(95)	13	496
Amounts recorded in accumulated other comprehensive losses	$(1,648)	$293	$(37)	$(1,392)
We recorded the following amounts in accumulated other comprehensive losses at December 31, 2023:

(in millions)	Pension	Post- retirement	Post- employment	Total
Net (loss) gain	$(2,236)	$19	$(39)	$(2,256)
Prior service (cost) credit	(18)	256	(5)	233
Deferred income taxes	585	(67)	12	530
Amounts recorded in accumulated other comprehensive losses	$(1,669)	$208	$(32)	$(1,493)
The movements in other comprehensive earnings (losses) for the year ended December 31, 2024 were as follows:

(in millions)	Pension	Post- retirement	Post- employment	Total
Amounts reclassified to net earnings as components of net periodic benefit cost (income):
Amortization:
Net loss (gain)	$28	$(6)	$7	$29
Prior service cost (credit)	5	(41)	—	(36)
Deferred income taxes	(8)	12	(2)	2
	$25	$(35)	$5	$(5)
Other movements during the year:
Net (loss) gain	$(5)	$159	$(13)	$141
Prior service (cost) credit	—	1	—	1
Deferred income taxes	1	(40)	3	(36)
	$(4)	$120	$(10)	$106
Total movements in other comprehensive earnings (losses)	$21	$85	$(5)	$101

The movements in other comprehensive earnings (losses) for the year ended December 31, 2023 were as follows:

(in millions)	Pension	Post-retirement	Post-employment	Total
Amounts reclassified to net earnings as components of net periodic benefit cost (income):
Amortization:
Net loss (gain)	$4	$(2)	$6	$8
Prior service cost (credit)	6	(40)	—	(34)
Deferred income taxes	(2)	11	(1)	8
	$8	$(31)	$5	$(18)
Other movements during the year:
Net (loss) gain	$(60)	$20	$(11)	$(51)
Prior service (cost) credit	—	3	—	3
Deferred income taxes	16	(10)	3	9
	$(44)	$13	$(8)	$(39)
Total movements in other comprehensive earnings (losses)	$(36)	$(18)	$(3)	$(57)
The movements in other comprehensive earnings (losses) for the year ended December 31, 2022 were as follows:

(in millions)	Pension	Post- retirement	Post- employment	Total
Amounts reclassified to net earnings as components of net periodic benefit cost (income):
Amortization:
Net loss (gain)	$96	$18	$13	$127
Prior service cost (credit)	6	(45)	—	(39)
Deferred income taxes	(26)	7	(3)	(22)
	$76	$(20)	$10	$66
Other movements during the year:
Net (loss) gain	$(183)	$345	$(15)	$147
Prior service (cost) credit	—	(2)	—	(2)
Deferred income taxes	48	(87)	4	(35)
	$(135)	$256	$(11)	$110
Total movements in other comprehensive earnings (losses)	$(59)	$236	$(1)	$176

Note 19. Additional Information

	For the Years Ended December 31,
(in millions)	2024	2023	2022
Research and development expense	$208	$220	$162

Interest expense	$1,124	$1,149	$1,128
Interest income	(87)	(160)	(70)
Interest and other debt expense, net	$1,037	$989	$1,058

The activity in the allowance for discounts and allowance for returned goods was as follows:

	For the Years Ended December 31,
(in millions)	2024		2023		2022
	Discounts	Returned Goods	Discounts	Returned Goods	Discounts	Returned Goods
Balance at beginning of year	$—	$39	$—	$41	$—	$50
Charged to costs and expenses	603	142	597	118	607	97
Deductions (1)	(600)	(130)	(597)	(120)	(607)	(106)
Balance at end of year	$3	$51	$—	$39	$—	$41
(1) Represents the recording of discounts and returns for which allowances were created.

Note 20. Contingencies
Legal proceedings covering a wide range of matters are pending or threatened in various United States and foreign jurisdictions against Altria and certain of our subsidiaries, including PM USA and NJOY, as well as our indemnitees. Various types of claims may be raised in these proceedings, including product liability, unfair trade practices, antitrust, income tax liability, contraband shipments, patent infringement, employment matters, environmental matters, claims alleging violation of the Racketeer Influenced and Corrupt Organizations Act (“RICO”), claims for contribution and claims of competitors, shareholders or distributors. Legislative action, such as changes to tort law, also may expand the types of claims and remedies available to plaintiffs.
Litigation is subject to uncertainty, and it is possible that there could be adverse developments in pending or future cases. An unfavorable outcome or settlement of pending tobacco-related or other litigation could encourage the commencement of additional litigation. Damages claimed in some tobacco-related and other litigation are or can be significant and, in certain cases, have ranged in the billions of dollars. The variability in pleadings in multiple jurisdictions, together with the actual experience of management in litigating claims, demonstrates that the monetary relief that may be specified in a lawsuit bears little relevance to the ultimate outcome. In certain cases, plaintiffs claim that defendants’ liability is joint and several. In such cases, we may face the risk that one or more co-defendants decline or otherwise fail to participate in the bonding required for an appeal or to pay their proportionate or jury-allocated share of a judgment. As a result, under certain circumstances, we may have to pay more than our proportionate share of any bonding- or judgment-related amounts. Furthermore, in those cases where plaintiffs are successful, we also may be required to pay interest and attorneys’ fees.
Although PM USA historically has been able to obtain required bonds or relief from bonding requirements in order to prevent plaintiffs from seeking to collect judgments while adverse verdicts have been appealed, there remains a risk that such relief may not be obtainable in all cases. This risk has been substantially reduced given that 47 states and Puerto Rico limit the dollar amount of bonds or require no bond at all. However, tobacco litigation plaintiffs have challenged the constitutionality of Florida’s bond cap statute in several cases, and plaintiffs may challenge state bond cap statutes in other jurisdictions as well. Such challenges may include the applicability of state bond caps in federal court. States, including Florida, also may seek to repeal or alter bond cap statutes through legislation. Although we cannot predict the outcome of such challenges, it is possible that our consolidated results of operations, cash flows or financial position could be materially affected in a particular fiscal quarter or fiscal year by an unfavorable outcome of one or more such challenges.
We record provisions in our consolidated financial statements for pending litigation when we determine that an unfavorable outcome is probable and the amount of the loss can be reasonably estimated. At the present time, while it is reasonably possible that an unfavorable outcome in a case may occur, except to the extent discussed elsewhere in this Note 20. Contingencies: (i) management has concluded that it is not probable that a loss has been incurred in any of the pending cases; (ii) management is unable to estimate the possible loss or range of loss that could result from an unfavorable outcome in any of the pending cases; and (iii) accordingly, management has not provided any amounts in our consolidated financial statements for unfavorable outcomes, if any. Litigation defense costs are expensed as incurred.
We have achieved substantial success in managing litigation. Nevertheless, litigation is subject to uncertainty and significant challenges remain. It is possible that our consolidated results of operations, cash flows or financial position could be materially affected in a particular fiscal quarter or fiscal year by an unfavorable outcome or settlement of certain pending litigation. We believe, and have been so advised by counsel handling the respective cases, that we have valid defenses to the litigation pending against us, as well as valid bases for appeal of adverse verdicts. We have defended, and will continue to defend, vigorously against litigation challenges. However, we may enter into settlement discussions in particular cases if we believe it is in our best interests to do so.

Judgments Paid and Provisions for Tobacco and Health (Including Engle Progeny Litigation) and Certain Other Litigation Items: The changes in our accrued liability for tobacco and health and certain other litigation items, including related interest costs, for the periods specified below are as follows:

(in millions)	2024	2023	2022
Accrued liability for tobacco and health and certain other litigation items at beginning of period	$346	$71	$91
Pre-tax charges for:
Tobacco and health and certain other litigation (1)	70	79	101
Shareholder derivative lawsuits (2)	—	98	27
JUUL-related settlements (3)	30	242	—
Related interest costs	1	11	3
Payments	(351)	(155)	(151)
Accrued liability for tobacco and health and certain other litigation items at end of period	$96	$346	$71
(1) Includes judgments, settlements and fee disputes associated with tobacco and health and certain other litigation.
(2) See Federal and State Shareholder Derivative Lawsuits below for a discussion of the settlement of the federal and state shareholder derivative lawsuits.
(3) Includes the settlement of certain e-vapor product litigation relating to JUUL e-vapor products. See E-vapor Product Litigation below for a discussion of these settlements.
The accrued liability for tobacco and health and certain other litigation items, including related interest costs, was included in accrued liabilities and other liabilities on our consolidated balance sheets. Pre-tax charges except for related interest costs were included in marketing, administration and research costs in our consolidated statements of earnings. Pre-tax charges for related interest costs were included in interest and other debt expense, net in our consolidated statements of earnings.
After exhausting all appeals in those cases resulting in adverse verdicts associated with tobacco-related litigation, since October 2004, PM USA has paid judgments and settlements (including related costs and fees) totaling approximately $1.1 billion and interest totaling approximately $242 million as of December 31, 2024. These amounts include payments for Engle progeny judgments (and related costs and fees) totaling approximately $449 million and related interest totaling approximately $61 million.
Security for Judgments: To obtain stays of judgments pending appeal, PM USA has posted various forms of security. As of December 31, 2024, PM USA has posted appeal bonds totaling approximately $31 million, which have been collateralized with restricted cash and are included in assets on our consolidated balance sheets.
Overview of Tobacco-Related Litigation
Types and Number of U.S. Cases: Claims related to tobacco products generally fall within the following categories: (i) smoking and health cases alleging personal injury brought on behalf of individual plaintiffs; (ii) health care cost recovery cases brought by governmental (both domestic and foreign) plaintiffs seeking reimbursement for health care expenditures allegedly caused by cigarette smoking and/or disgorgement of profits; (iii) e-vapor cases alleging violation of RICO, fraud, failure to warn, design defect, negligence, antitrust, patent infringement and unfair trade practices; and (iv) other tobacco-related litigation described below. Plaintiffs’ theories of recovery and the defenses raised in tobacco-related litigation are discussed below.

The table below lists the number of certain tobacco-related cases pending in the United States against us as of December 31:

	2024	2023	2022
Individual Smoking and Health Cases (1)	180	172	162
Health Care Cost Recovery Actions (2)	1	1	1
E-vapor Cases (3)	24	5,177	5,283
Other Tobacco-Related Cases (4)	3	3	3
(1) Includes as of December 31, 2024, 25 cases filed in Illinois, 17 cases filed in New Mexico, 75 cases filed in Massachusetts, 11 cases filed in Oregon, three cases filed in Hawaii and 22 non-Engle cases filed in Florida. Does not include individual smoking and health cases brought by or on behalf of plaintiffs in Florida state and federal courts following the decertification of the Engle class (these Engle progeny cases are discussed below in Smoking and Health Litigation - Engle Progeny Cases). Also does not include 99 Broin cases pending as of December 31, 2024. For further discussion of the Broin cases, see Other Smoking and Health Class Actions below.
(2) See Health Care Cost Recovery Litigation - Federal Government’s Lawsuit below.
(3) In May 2023, we reached agreement on terms to resolve the majority of the Multidistrict Litigation lawsuits, and, in March 2024, the court granted final approval of the settlement. Pending final dismissal of these cases, as of December 31, 2024, the remaining cases include 20 individual cases that opted out of the settlement, three class action lawsuits pending in Canada and one individual state court case relating to the Multidistrict Litigation. For further discussion of the Multidistrict Litigation settlement, see E-vapor Product Litigation below.
(4) Includes as of December 31, 2024, one inactive smoking and health case alleging personal injury and purporting to be brought on behalf of a class of individual plaintiffs and two inactive class action lawsuits alleging that use of the terms “Lights” and “Ultra Lights” constitute deceptive and unfair trade practices, common law or statutory fraud, unjust enrichment, breach of warranty or violations of RICO.
International Tobacco-Related Cases: As of January 27, 2025, (i) Altria is named as a defendant in three e-vapor class action lawsuits in Canada; (ii) PM USA is a named defendant in 10 health care cost recovery actions in Canada, eight of which also name Altria as a defendant; and (iii) PM USA and Altria are named as defendants in seven smoking and health class actions filed in various Canadian provinces. See Guarantees and Other Similar Matters below for a discussion of the Distribution Agreement (defined below) between Altria and PMI that provides for indemnities for certain liabilities concerning tobacco products.
Tobacco-Related Cases Set for Trial: As of January 27, 2025, three Engle progeny case, two individual smoking and health case and no e-vapor cases are set for trial through March 31, 2025. Trial dates are subject to change.
Trial Results: Since January 1999, excluding the Engle progeny cases (separately discussed below), verdicts have been returned in 84 tobacco-related cases in which PM USA was a defendant. Verdicts in favor of PM USA and other defendants were returned in 53 of the 84 cases. Of the 31 non-Engle progeny cases in which verdicts were returned in favor of plaintiffs, 27 have reached final resolution.
See Smoking and Health Litigation - Engle Progeny Trial Results below for a discussion of verdicts in state and federal Engle progeny cases involving PM USA as of January 27, 2025.
Smoking and Health Litigation
Overview: Plaintiffs’ allegations of liability in smoking and health cases are based on various theories of recovery, including negligence, gross negligence, strict liability, fraud, misrepresentation, design defect, failure to warn, nuisance, breach of express and implied warranties, breach of special duty, conspiracy, concert of action, violations of unfair trade practice laws and consumer protection statutes and claims under the federal and state anti-racketeering statutes. Plaintiffs in the smoking and health cases seek various forms of relief, including compensatory and punitive damages, treble/multiple damages and other statutory damages and penalties, creation of medical monitoring and smoking cessation funds, disgorgement of profits, and injunctive and equitable relief. Defenses raised in these cases include lack of proximate cause, assumption of the risk, comparative fault and/or contributory negligence, statutes of limitations and preemption by the Federal Cigarette Labeling and Advertising Act.
Non-Engle Progeny Litigation: Summarized below are the non-Engle progeny smoking and health cases pending in which verdicts were returned in favor of plaintiff and against PM USA and remain outstanding or cases concluded within the last 12 months where PM USA paid a final judgment. Charts listing certain verdicts for plaintiffs in the Engle progeny cases can be found in Smoking and Health Litigation - Engle Progeny Trial Results below.
Taylor: In April 2024, a jury in an Oregon state court returned a verdict in favor of plaintiff and against PM USA, awarding less than $1 million in compensatory damages. The jury found that plaintiff was not entitled to punitive damages. Plaintiff has appealed the judgment, and the appeal remains pending. PM USA filed post-trial motions, which were denied, and PM USA has noticed an appeal from the final judgment and the trial court’s denial of the post-trial motions. The parties filed a motion to stay execution pending appeal, and the court has stayed execution of the final judgment pending conclusion of appellate activity.
Ricapor-Hall: In August 2023, a jury in a Hawaii state court returned a verdict in favor of plaintiff and against PM USA, awarding $6 million in compensatory damages and $8 million in punitive damages. In October 2023, the court entered judgment against PM USA for $11 million, having reduced the compensatory damages award to $3 million based on the jury’s finding on comparative fault and a set-off against plaintiff’s settlements with other defendants. We filed post-trial motions challenging the verdict, which were denied in

March 2024. In April 2024, we filed a notice of appeal and a motion to stay execution pending appeal, and the court has stayed execution of the final judgment pending resolution of PM USA’s appeal rights. PM USA’s appeal remains pending, and plaintiff has noticed a cross-appeal.
Woodley: In February 2023, a jury in a Massachusetts state court returned a verdict in favor of plaintiff and against PM USA, awarding $5 million in compensatory damages. There was no claim for punitive damages. Following the denial of PM USA’s post-trial motions, PM USA appealed the judgment to the Appeals Court of Massachusetts, which affirmed the judgment in January 2025.
Fontaine: In September 2022, a jury in a Massachusetts state court returned a verdict in favor of plaintiff and against PM USA, awarding approximately $8 million in compensatory damages and $1 billion in punitive damages. In September 2023, the court denied PM USA’s motion for a new trial and partially granted PM USA’s motion for remittitur, reducing the punitive damages award to $56 million. In December 2023, the court entered a final judgment awarding plaintiff $8 million in compensatory damages, $56 million in punitive damages and prejudgment interest. PM USA has noticed an appeal to the Appeals Court of Massachusetts, and the appeal remains pending.
Federal Government’s Lawsuit: See Health Care Cost Recovery Litigation - Federal Government’s Lawsuit below for a discussion of the verdict and post-trial developments in the United States of America health care cost recovery case.
Engle Progeny Cases: Engle progeny cases are individual smoking and health lawsuits filed by Florida resident plaintiffs against one or more cigarette manufacturer defendants. The lawsuits arose following the Florida Supreme Court’s decertification of the class in Engle, et. al. v. R.J. Reynolds Tobacco Co., et. al., a smoking and health class action lawsuit filed in Florida state court against multiple defendants, including PM USA, in which the jury returned a verdict in favor of the plaintiff class and the trial court assessed punitive damages against the defendants. In July 2006, the Florida Supreme Court mandated that the trial court’s punitive damages award be vacated, that the class approved by the trial court be decertified and that members of the decertified class could file individual actions against defendants within one year of issuance of the mandate. Plaintiffs in Engle progeny lawsuits are entitled to rely on certain liability findings from the class action lawsuit, substantially reducing each plaintiff’s burden of proof. These liability findings stipulate: (i) that smoking causes various diseases; (ii) that nicotine in cigarettes is addictive; (iii) that defendants’ cigarettes were defective and unreasonably dangerous; (iv) that defendants concealed or omitted material information not otherwise known or available knowing that the material was false or misleading or failed to disclose a material fact concerning the health effects or addictive nature of smoking; (v) that defendants agreed to conceal or omit information regarding the health effects of cigarettes or their addictive nature with the intention that smokers would rely on the information to their detriment; (vi) that defendants sold or supplied cigarettes that were defective; and (vii) that defendants were negligent.
Pending Engle Progeny Cases: The deadline for filing Engle progeny cases expired in January 2008, at which point a total of approximately 9,300 federal and state claims were pending. As of January 27, 2025, approximately 105 state court cases were pending against PM USA or Altria asserting individual claims by or on behalf of approximately 132 state court plaintiffs. Because of a number of factors, including docketing delays, duplicated filings and overlapping dismissal orders, these numbers are estimates. Each federal Engle progeny case has been resolved.
Engle Progeny Trial Results: As of January 27, 2025, 147 federal and state Engle progeny cases involving PM USA have resulted in verdicts. Eighty-eight were returned in favor of plaintiffs, five of which have been reversed post-trial or on appeal and remain pending. Fifty-nine verdicts were returned in favor of PM USA, two of which have been reversed post-trial or on appeal and remain pending. In addition, there have been a number of mistrials, only some of which have resulted in new trials as of January 27, 2025.
Post-trial activity in a case can result in a final resolution that differs from the initial verdict. In many cases, parties have appealed either compensatory or punitive damages awards or both. Courts also have increased and decreased the amounts of compensatory damages juries have awarded, decreased the amounts of punitive damages juries have awarded, declared mistrials and vacated judgments, in whole or in part, with respect to compensatory and punitive damages awards. Initial verdicts have been reversed in whole or in part on appeal or following retrial. Juries have returned verdicts in favor of or against PM USA awarding no damages. In cases where juries returned verdicts against PM USA awarding no damages, some trial courts have decided to award plaintiff damages notwithstanding the verdict. Cases also have been dismissed with or without prejudice before or after a verdict.
The charts below list the verdicts in and post-trial status of certain Engle progeny cases in which verdicts were returned in favor of plaintiffs. The first chart lists cases that are pending as of January 27, 2025 where PM USA has determined an unfavorable outcome is not probable and the amount of loss cannot be reasonably estimated, and the second chart lists cases that have concluded in the past 12 months. In this Note 20. Contingencies, references to “R.J. Reynolds” are to R.J. Reynolds Tobacco Company. Unless otherwise noted for a particular case, the jury’s award for compensatory damages will not be reduced by any finding of plaintiff’s comparative fault. Further, the damages noted reflect adjustments based on post-trial or appellate rulings.

Currently Pending Engle Cases with Verdicts against PM USA
(rounded to nearest $ million)

Plaintiff	Verdict Date	Defendant(s)	Court	Compensatory Damages(1)	Punitive Damages (PM USA)	Post-Trial Status
Garcia	June 2024	PM USA	Miami-Dade	$2 million	$10 million	Appeals to the Third District Court of Appeal pending.
Chacon	October 2023	PM USA	Miami-Dade	<$1 million	<$1 million	Appeals to the Third District Court of Appeal pending.
Lipp	September 2021	PM USA	Miami-Dade	$15 million	$28 million	Third District Court of Appeal reversed and remanded for a new trial. Plaintiff’s motion for rehearing pending.
McCall	March 2019	PM USA	Broward	<$1 million (<$1 million PM USA)	<$1 million	Appeal to the Fourth District Court of Appeal pending.
Kaplan (McLaughlin)	July 2018	PM USA and R.J. Reynolds	Broward	$2 million	$0	Appeal to the Fourth District Court of Appeal pending.
Cooper (Blackwood)	September 2015	PM USA	Broward	<$1 million	$0	Retrial of punitive damages claim pending.
(1) PM USA’s portion of the compensatory damages award is noted parenthetically where the court has ruled that comparative fault applies.

Engle Cases Concluded within Past 12 Months
(rounded to nearest $ million)

Plaintiff	Verdict Date	Defendant(s)	Court	Payment Amount for Damages (if any)
Chadwell	September 2018	PM USA	Miami-Dade	$2 million
Schertzer	April 2022	PM USA and R.J. Reynolds	Miami-Dade	$4 million
Hoffman	January 2023	PM USA	Miami-Dade	$3 million
Levine	September 2022	PM USA and R.J. Reynolds	Miami-Dade	$1 million
Duignan	February 2020	PM USA and R.J. Reynolds	Pinellas	$4 million
Ferraiuolo	November 2023	PM USA and R.J. Reynolds	Duval	<$1 million
Other Smoking and Health Class Actions: Since the dismissal in May 1996 of a purported nationwide class action brought on behalf of allegedly addicted smokers, plaintiffs have filed numerous putative smoking and health class action suits in various state and federal courts. In general, these cases have purported to be brought on behalf of residents of a particular state or states (although a few cases have purported to be nationwide in scope) and have raised addiction claims and, in many cases, claims of physical injury as well.
Class certification has been denied or reversed by courts in 61 smoking and health class actions involving PM USA in Arkansas (1), California (1), Delaware (1), the District of Columbia (2), Florida (2), Illinois (3), Iowa (1), Kansas (1), Louisiana (1), Maryland (1), Michigan (1), Minnesota (1), Nevada (29), New Jersey (6), New York (2), Ohio (1), Oklahoma (1), Oregon (1), Pennsylvania (1), Puerto Rico (1), South Carolina (1), Texas (1) and Wisconsin (1). See Certain Other Tobacco-Related Litigation below for a discussion of “Lights” and “Ultra Lights” class action cases and medical monitoring class action cases pending against PM USA.
As of January 27, 2025, PM USA and Altria are named as defendants, along with other cigarette manufacturers, in seven class actions filed in the Canadian provinces of Alberta, Manitoba, Nova Scotia, Saskatchewan, British Columbia and Ontario. In Saskatchewan, British Columbia (two separate cases) and Ontario, plaintiffs seek class certification on behalf of individuals who suffer or have suffered from various diseases, including chronic obstructive pulmonary disease, emphysema, heart disease or cancer, after smoking defendants’ cigarettes. In the actions filed in Alberta, Manitoba and Nova Scotia, plaintiffs seek certification of classes of all individuals who smoked defendants’ cigarettes. In March 2019, all of these class actions were stayed as a result of three Canadian tobacco manufacturers (none of which is related to us) seeking protection under Canada’s Companies’ Creditors Arrangement Act (which is similar to Chapter 11 bankruptcy in the United States). The companies entered into these proceedings following a Canadian appellate court upholding two smoking and health class action verdicts against those companies totaling approximately CAD $13 billion. See Guarantees and Other Similar Matters below for a discussion of the Distribution Agreement between Altria and PMI, which provides for indemnities for certain liabilities concerning tobacco products.
As of January 27, 2025, PM USA is named as a defendant in 24 cases brought by flight attendants against United States cigarette manufacturers seeking compensatory damages for personal injuries allegedly caused by exposure to environmental tobacco smoke (“ETS”). The flight attendants allege that they are members of an ETS smoking and health class action in Florida that was settled in 1997 (Broin). The terms of the court-approved settlement in that case allowed class members to file individual lawsuits seeking compensatory damages but prohibited them from seeking punitive damages. Class members were prohibited from filing individual lawsuits after 2000 under the court-approved settlement. In July 2024, we reached agreement on terms to resolve approximately 627 individual Broin lawsuits. Accordingly, in the second quarter of 2024, we recorded a pre-tax provision of $4 million related to the settlement of these cases, which we paid in the third quarter of 2024.
Health Care Cost Recovery Litigation
Overview: In the health care cost recovery litigation, governmental entities seek reimbursement of health care cost expenditures allegedly caused by tobacco products and, in some cases, of future expenditures and damages. Relief sought by some but not all plaintiffs includes punitive damages, multiple damages and other statutory damages and penalties, injunctions prohibiting alleged marketing and sales to minors, disclosure of research, disgorgement of profits, funding of anti-smoking programs, additional disclosure of nicotine yields, and payment of attorney and expert witness fees.
Although there have been some decisions to the contrary, most judicial decisions in the United States have dismissed all or most health care cost recovery claims against cigarette manufacturers. Nine federal circuit courts of appeals and eight state appellate courts, relying primarily on grounds that plaintiffs’ claims were too remote, have ordered or affirmed dismissals of health care cost recovery actions. The U.S. Supreme Court has refused to consider plaintiffs’ appeals from the cases decided by five federal circuit courts of appeal.
In addition to the cases brought in the United States, health care cost recovery actions have been brought against tobacco industry participants, including PM USA and Altria, in Canada (10 cases), and other entities have stated that they are considering filing such actions.
Since the beginning of 2008, the Canadian Provinces of British Columbia, New Brunswick, Ontario, Newfoundland and Labrador, Quebec, Alberta, Manitoba, Saskatchewan, Prince Edward Island and Nova Scotia have brought health care reimbursement claims against cigarette manufacturers. PM USA is named as a defendant in the British Columbia and Quebec cases, while both Altria and PM USA are named as defendants in the New Brunswick, Ontario, Newfoundland and Labrador, Alberta, Manitoba, Saskatchewan, Prince Edward Island and Nova Scotia cases. The Nunavut Territory and Northwest Territory have passed legislation permitting similar claims, but lawsuits based on this legislation have not been filed. All of these cases have been stayed pending resolution of proceedings in Canada involving three tobacco manufacturers (none of which are affiliated with us) under the Companies’ Creditors Arrangement Act discussed above. See Smoking and Health Litigation - Other Smoking and Health Class Actions above for a discussion of these proceedings. See Guarantees and Other Similar Matters below for a discussion of the Distribution Agreement between Altria and PMI that provides for indemnities for certain liabilities concerning tobacco products.
Settlements of Health Care Cost Recovery Litigation: In November 1998, PM USA and certain other tobacco product manufacturers entered into the Master Settlement Agreement (the “MSA”) with 46 states, the District of Columbia and certain United States territories to settle asserted and unasserted health care cost recovery and other claims. PM USA and certain other tobacco product manufacturers had previously entered into agreements to settle similar claims brought by Mississippi, Florida, Texas and Minnesota (together with the MSA, the “State Settlement Agreements”). The State Settlement Agreements require that the original participating manufacturers or “OPMs” (now PM USA, R.J. Reynolds and, with respect to certain brands, ITG Brands, LLC (“ITG”)) make annual payments of approximately $10.4 billion, subject to adjustments for several factors, including inflation, market share and industry volume. The OPMs’ obligation to make quarterly payments settling plaintiffs’ attorneys’ fees, subject to an annual cap of $500 million, on a pro rata basis based on market share, ended in the fourth quarter of 2024. For the years ended December 31, 2024, 2023 and 2022, the aggregate amount recorded in cost of sales with respect to the State Settlement Agreements was approximately $3.5 billion, $3.7 billion and $3.9 billion, respectively. These amounts include PM USA’s estimate of amounts related to NPM Adjustments discussed below.
Non-Participating Manufacturer (“NPM”) Adjustment Disputes: The “NPM Adjustment” is a reduction in MSA payments made by the OPMs and those manufacturers that are subsequent signatories to the MSA (collectively, the “participating manufacturers” or “PMs”) that applies if the PMs collectively lose at least a specified level of market share to non-participating manufacturers since 1997, subject to certain conditions and defenses. The applicability of this reduction has been subject to certain disputes, some of which have been resolved via settlement, as discussed below.
Settlements of NPM Adjustment Disputes.
▪Multi-State Settlement. As of January 2022, a total of 36 states and territories had settled NPM Adjustment disputes relating to varying periods of time. In March 2022, August 2023 and February 2024, Illinois, Iowa and Idaho, respectively, joined the multi-state settlement, bringing the total number of states and territories that have joined the multi-state settlement to 39. In the first quarter of 2022, PM USA recorded $80 million, $20 million of which related to the 2019 through 2021 “transition years,” as a reduction in cost of sales as a result of Illinois joining the multi-state settlement. As a result of Iowa joining the multi-state settlement, PM USA will receive approximately $19 million for 2005 through 2022, $4 million of which relates to the 2020 through 2022 “transition years.” Accordingly, PM USA recorded $19 million as a reduction in cost of sales in the third quarter of 2023. As a result of Idaho joining the multi-state settlement, PM USA will receive approximately $8 million for 2005 through 2023, $2 million of which relates to the 2021 through 2023 “transition years.” In connection with this development, PM USA recorded $8 million as a reduction in cost of sales in the first quarter of 2024. Pursuant to the multi-state settlement, PM USA has received

$1.37 billion since the first group of states entered the NPM Adjustment dispute settlement in 2014 and expects to receive annual credits applied against PM USA’s MSA payments through 2041.
▪New York Settlement. In 2015, PM USA entered into a separate NPM Adjustment settlement in which PM USA settled the NPM Adjustment disputes with New York in perpetuity. PM USA has received $572 million pursuant to the New York settlement and expects to receive annual credits applied against the MSA payments due to New York going forward.
▪Montana Settlement. In 2020, PM USA entered into a separate NPM Adjustment settlement in which PM USA settled the NPM Adjustment disputes with Montana through 2030, resulting in a payment from PM USA to Montana for an immaterial amount.
▪Massachusetts Settlement. In 2024, PM USA entered into a separate NPM Adjustment settlement in which PM USA settled the NPM Adjustment disputes with Massachusetts through 2011. As a result of this settlement, PM USA will receive $28 million. Accordingly, PM USA recorded $28 million as a reduction in costs of sales in the third quarter of 2024.
Continuing NPM Adjustment Disputes with States That Have Not Settled.
▪2004 NPM Adjustment. The PMs and the nine states that had not settled the NPM Adjustment disputes for 2004 participated in a multi-state arbitration. Iowa subsequently joined the multistate settlement in August 2023. The arbitration panel found three of the remaining eight states that have not settled the NPM Adjustment disputes, Washington, Missouri and New Mexico, were not diligent in the enforcement of their escrow statutes in 2004, and PM USA received approximately $52 million on account of the 2004 NPM Adjustment as a credit against its April 2023 MSA payment. PM USA recorded $44 million and $8 million in third quarter of 2021 and fourth quarter of 2022, respectively. Washington, Missouri and New Mexico have challenged those determinations in their respective state courts, and several issues remain to be resolved by the state trial and appellate courts that may affect the final amount of the 2004 NPM adjustment PM USA and other PMs will receive.
▪2005-2007 NPM Adjustments. The PMs and the six states that have not settled the NPM Adjustment disputes are currently arbitrating NPM Adjustment disputes before a single arbitration panel. The arbitration encompasses three years, 2005 through 2007, for five of the six states, and one year, 2005, for one state. As of January 27, 2025, the arbitration panel had issued decisions for Maryland, Washington and Wisconsin, finding Maryland and Wisconsin diligent for all three years and Washington not diligent for all three years. Washington challenged that determination in Washington state court, and the challenge was denied by the trial court. Washington has appealed that denial, and the appeal remains pending. PM USA recorded $14 million as a reduction of costs of sales and $21 million as interest income in the fourth quarter of 2023 for its estimate of the minimum amount of the 2005 through 2007 NPM Adjustment it will receive.
▪Subsequent Years. No assurance can be given as to when proceedings for 2008 and subsequent years will be scheduled or the precise form those proceedings will take.
Other Disputes under the State Settlement Agreements: The payment obligations of the tobacco product manufacturers that are parties to the State Settlement Agreements, as well as the allocations of any NPM Adjustments and related settlements, have been and may continue to be affected by R.J. Reynolds’s acquisition of Lorillard Tobacco Company in 2015 and its related sale of certain cigarette brands to ITG (the “ITG transferred brands”). PM USA continues to dispute how the ITG transferred brands are treated in allocating the NPM Adjustments and profit adjustments under the State Settlement Agreements.
In December 2019, the State of Mississippi filed a motion in Mississippi state court seeking to enforce the Mississippi State Settlement Agreement against PM USA, R.J. Reynolds and ITG concerning the tax rates used in the annual calculation of the net operating profit adjustment payments starting in 2018. The Mississippi state court held a hearing in October 2021 and issued a decision in June 2022 granting the State’s motion. PM USA appealed the court’s decision in June 2024. In September 2024, PM USA and Mississippi settled their dispute over the profit adjustment payments. Pursuant to the settlement, PM USA paid $7 million to Mississippi for 2018 through 2023. Accordingly, PM USA recorded $5 million of expense to cost of sales and $2 million of interest expense in the third quarter of 2024.
In May 2023, PM USA and R.J. Reynolds filed a motion in the U.S. District Court for the Eastern District of Texas seeking to enforce the Texas State Settlement Agreement against the State of Texas concerning the same tax rate issue raised by the State of Mississippi. The State of Texas filed a cross-motion to enforce, and the court found in favor of the State of Texas. As of January 27, 2025, the court had not made a determination on damages. PM USA intends to appeal.
In July 2024, the State of Minnesota filed a motion in Minnesota state court seeking to enforce the Minnesota State Settlement Agreement against PM USA, R.J. Reynolds and ITG concerning the same state tax issues raised by Mississippi and Texas. The court found in favor of the State of Minnesota. As of January 27, 2025, the court had not made a determination on damages. PM USA intends to appeal.
Federal Government’s Lawsuit: In 1999, the U.S. government filed a lawsuit in the U.S. District Court for the District of Columbia against various cigarette manufacturers, including PM USA, and others, including Altria, asserting claims under three federal statutes. The case ultimately proceeded only under the civil provisions of RICO. In August 2006, the district court held that certain defendants, including Altria and PM USA, violated RICO and engaged in certain “sub-schemes” to defraud that the government had alleged.

The court did not impose monetary penalties on defendants, but ordered various types of non-monetary relief, including an injunction against conveying any express or implied health message or health descriptors on cigarette packaging or in cigarette advertising or promotional material, including “lights,” “ultra lights” and “low tar,” which the court found could cause consumers to believe one cigarette brand is less hazardous than another brand, and the issuance of “corrective statements” in various media regarding the adverse health effects of smoking, the addictiveness of smoking and nicotine, the lack of any significant health benefit from smoking “low tar” or “light” cigarettes, defendants’ manipulation of cigarette design to ensure optimum nicotine delivery and the adverse health effects of exposure to ETS.
Corrective statements appeared in newspapers and on television for four months and one year, respectively, beginning in the fourth quarter of 2017, and the onserts appeared for two weeks at a time for a total of twelve weeks over two years beginning in the fourth quarter of 2018. Corrective statements have appeared on websites since the second quarter of 2018. In December 2022, the district court entered a consent order approving a settlement with respect to corrective statements on point-of-sale signage. In addition to the $28 million of provisions recorded in 2022, we recorded in the first quarter of 2024 provisions of $15 million for estimated costs of implementing the corrective statements on point-of-sale signage remedy.
In May 2024, we entered into an agreement with the U.S. government resolving its concerns regarding our assignment of the exclusive U.S. commercialization rights to the IQOS System to PMI and whether the court-ordered injunction that applies to cigarettes discussed above also applies to HeatSticks, a heated tobacco product used with the IQOS System. Under the agreement, PM USA agreed to obtain district court approval for any future similar transaction and to post additional point-of-sale signage containing the corrective statements referenced above. The cost of implementing the additional point-of-sale signage did not require an increase to the previously recorded provisions for point-of-sale signage discussed above. Pursuant to the settlement, PM USA voluntarily dismissed its appeal of the district court’s ruling that HeatSticks are subject to the court’s injunction.
E-vapor Product Litigation
We have been named as defendants in federal class action lawsuits, individual lawsuits and “third party” lawsuits relating to JUUL e-vapor products, which include school districts, state and local governments and tribal and healthcare organization lawsuits. We refer to this litigation in the United States collectively as the “Multidistrict Litigation.” The theories of recovery in the Multidistrict Litigation include violation of RICO, fraud, failure to warn, design defect, negligence, public nuisance and unfair trade practices. Plaintiffs seek various remedies, including compensatory and punitive damages, restitution or remediation (for plaintiffs that are government entities) and an injunction prohibiting product sales. We also have been named as defendants in a group of cases pending in a consolidated California state court proceeding.
In May 2023, we reached agreement on terms to resolve the majority of the Multidistrict Litigation lawsuits as well as the majority of the group of cases pending in a consolidated California state court proceeding for $235 million, for which amount we recorded a pre-tax provision in the second quarter of 2023. In March 2024, the court granted final approval of the class action settlement, and we paid the settlement amount in the second quarter of 2024. The settlement applies to all of the Multidistrict Litigation except 20 individual cases that opted out of the settlement and 38 “third party” cases brought by Native American tribes. We separately agreed to settle the cases brought by Native America tribes in July 2024, and these cases have been dismissed. We recorded a pre-tax provision for $20 million in the second quarter of 2024 related to the settlement and paid the settlement amount in October 2024. Neither settlement applies to three class action lawsuits pending in Canada, the cases brought by state attorneys general, discussed below, or 17 putative class action antitrust lawsuits. For a description of the antitrust cases not subject to the settlement, see Antitrust Litigation below.
Four of the “third party” lawsuits noted above against us and JUUL were initiated, individually, by the attorneys general of Alaska, Hawaii, Minnesota and New Mexico alleging violations of state consumer protection and other similar laws. In April 2023, January 2024, February 2024 and April 2024, we agreed to settle the Minnesota, Alaska, Hawaii and New Mexico lawsuits, respectively, for immaterial amounts.
In May 2023, Fuma International LLC (“Fuma”) filed a lawsuit against Altria and our affiliates Nu Mark LLC (“Nu Mark”), AGDC, ALCS and NJOY in the U.S. District Court for the Eastern District of Virginia asserting claims of patent infringement based on the sale of various Nu Mark and NJOY products, including NJOY ACE, in the United States. In August 2023, we entered into an agreement with Fuma resulting in NJOY’s acquisition of the patents that Fuma asserted in its lawsuit. The parties separately agreed that Fuma would dismiss its patent infringement claims in exchange for $10 million, and such claims were dismissed in August 2023. We recorded a pre-tax provision for $10 million in the third quarter of 2023 related to the agreement and paid such amount to Fuma in August 2023.
In June 2023, JUUL and VMR Products LLC (“VMR”) filed a lawsuit against Altria and our affiliates AGDC, ALCS, NJOY Holdings and NJOY in the U.S. District Court for the District of Arizona asserting claims of patent infringement based on the sale of NJOY ACE in the United States. Plaintiffs seek various remedies, including damages and an injunction on sales of NJOY ACE. The lawsuit is currently stayed.
Also in June 2023, the same plaintiffs filed a related action against the same defendants with the ITC. There, the plaintiffs also allege patent infringement, but the remedies sought include an exclusion order that would prohibit the importation of NJOY ACE into the United States. No damages are recoverable in the proceedings before the ITC. A hearing before the Administrative Law Judge (“ALJ”)

was held in May 2024, and, in August 2024, the ALJ issued an initial determination supporting the plaintiffs’ allegations with respect to four patents and recommending an exclusion order. In September 2024, NJOY petitioned the ITC to review the ALJ’s initial determination. In October 2024, the ITC granted review of the ALJ’s initial determination with respect to aspects of two of the four patents. On January 29, 2025, the ITC issued its final determination finding that NJOY ACE infringes the four patents plaintiff asserted and issued an exclusion order and cease-and-desist orders prohibiting the importation and sale of NJOY ACE. The ITC sent its orders to the Office of the United States Trade Representative for review. The Trade Representative has 60 days to review the ITC’s determination. If the Trade Representative disapproves of the ITC’s determination, the orders will not go into effect. If the Trade Representative does not affirmatively reject the ITC’s determination, the determination automatically becomes final and takes effect after the 60 days have elapsed (March 31, 2025) or earlier if the Trade Representative notifies the ITC of approval before the 60 days elapse. The final exclusion order and cease-and-desist orders can be appealed to the U.S. Court of Appeals for the Federal Circuit, but the final exclusion order and cease-and-desist orders prohibiting the importation and sale of NJOY ACE would likely not be stayed during the pendency of such an appeal.
In November and December 2023 and February 2024, Altria and our affiliates filed petitions with the U.S. Patent Office Patent Trial and Appeal Board (“PTAB”) challenging the validity of the patents underlying JUUL and VMR’s patent infringement claims. In May, June and August 2024, the PTAB denied Altria’s request to institute review as to four patents (including three of the patents that form the basis of the ITC’s final determination) and, in June 2024, granted Altria’s request to institute review as to one of the patents that forms the basis of the ITC’s final determination. The PTAB will conduct proceedings and issue its validity decision as to the one JUUL patent by June 2025, after which appeals may be filed with the U.S. Court of Appeals for the Federal Circuit.
In August 2023, NJOY filed a complaint against JUUL in the U.S. District Court for the District of Delaware asserting claims of patent infringement based on the sale of certain JUUL e-vapor products, including the currently marketed JUUL device and JUULpods, in the United States. The lawsuit is currently stayed.
Also in August 2023, NJOY filed a related action against JUUL with the ITC alleging patent infringement and seeking a ban on the importation and sale of the same JUUL products in the United States. A hearing before the ALJ was held in June 2024. In December 2024, the ALJ issued an initial determination concluding that, while the patents NJOY asserted against JUUL are valid, JUUL products do not infringe the patents. The ALJ also determined that, with respect to the asserted patents, NJOY did not satisfy the “domestic industry” requirement, which requires the party asserting a patent to show significant and substantial domestic investments, such as investments related to engineering, research and development or licensing, designed to exploit the patent. Subsequently, in December 2024, NJOY petitioned the ITC to review the ALJ’s initial determination. The ITC must decide whether to grant or deny review of the ALJ’s initial determination in whole or in part by February 3, 2025, subject to the ITC’s right to grant itself an extension. If granted, the ITC’s review of the ALJ’s initial determination will proceed in the same manner as discussed above with respect to VMR and JUUL’s action against NJOY. The ITC must issue its final determination, including with respect to the form of remedy, if any, to be ordered, by April 7, 2025, subject to its right to grant itself an extension.
In November 2023, JUUL filed petitions with the PTAB challenging the validity of the patents underlying NJOY’s patent infringement claims. In May 2024, the PTAB agreed to review JUUL’s challenge to both of the NJOY patents asserted against JUUL. The PTAB will conduct proceedings and issue its validity decisions by May 2025, after which appeals may be filed with the U.S. Court of Appeals for the Federal Circuit.
We, JUUL and VMR previously engaged with a mediator to attempt to negotiate a resolution of the proceedings pending before the ITC, U.S. District Courts and the PTAB. The parties also have engaged in negotiations without a mediator. Based on the status of the negotiations and the proceedings before the ITC, U.S. District Courts and the PTAB, we have determined that a loss is not probable or reasonably estimable as of the date of this filing.
IQOS Litigation
In April 2020, RAI Strategic Holdings, Inc. and R.J. Reynolds Vapor Co., which are affiliates of R.J. Reynolds, filed a lawsuit against Altria, PM USA, ALCS, PMI and its affiliate, Philip Morris Products S.A., in the U.S. District Court for the Eastern District of Virginia asserting claims of patent infringement based on the sale of the IQOS System electronic device and Marlboro HeatSticks in the United States. Plaintiffs seek various remedies, including preliminary and permanent injunctive relief, treble damages and attorneys’ fees. Altria and PMI were previously dismissed from the lawsuit, and plaintiffs’ claims against the other defendants have been stayed.
PM USA, ALCS and Philip Morris Products S.A. filed counterclaims against plaintiffs in the Eastern District of Virginia lawsuit alleging patent infringement by R.J. Reynolds’ e-vapor products. In June 2022, PM USA and ALCS reached an agreement with R.J. Reynolds resulting in dismissal of their counterclaims. In addition, ALCS filed a separate lawsuit against R.J. Reynolds in the U.S. District Court for the Middle District of North Carolina also alleging patent infringement by R.J. Reynolds’ e-vapor products. In September 2022, a jury awarded ALCS $95 million in damages for past infringement, plus supplemental damages and interest. In January 2023, the court ordered R.J. Reynolds to pay ALCS a 5.25% royalty on future sales of its infringing product resulting in positive net income through the expiration of the relevant patents in 2035. R.J. Reynolds filed a notice of appeal of the judgment to the U.S. Court of Appeals for the Federal Circuit, which affirmed the judgment in December 2024. In July 2024, R.J. Reynolds moved the district court to vacate the judgment, including the damages awards and ongoing royalties, on the grounds that R.J. Reynolds obtained a sub-license to the asserted patents from JUUL in December 2023. In December 2024, the district court denied the motion as to the damages award and royalties due through December 2023. The district court also found that additional proceedings were warranted on the part of the motion regarding royalties after R.J. Reynolds obtained an evidentiary hearing. As gains related to this lawsuit have not yet been determined to be realized or realizable in accordance with GAAP, they have not been recognized in our financial statements.
In November 2020, Healthier Choices Management Corp. filed an additional unrelated patent infringement case in the U.S. District Court for the Northern District of Georgia against PM USA and Philip Morris Products S.A. seeking damages and equitable relief. In February 2021, defendants filed a motion to dismiss the lawsuit, which the court granted in July 2021. In December 2021, the U.S. District Court denied plaintiff’s motion to amend the complaint and plaintiff appealed this ruling to the U.S. Court of Appeals for the Federal Circuit, which reversed the district court’s decision and remanded for further proceedings. On remand, the U.S. District Court stayed the case pending the outcome of plaintiff’s appeal from a ruling by the PTAB, which issued a decision that the claims of the asserted patent are invalid. In November 2024, the U.S. Court of Appeals for the Federal Circuit affirmed the PTAB’s decision that the asserted patent is invalid. In December 2024, Healthier Choices Management Corp. voluntarily dismissed its case.
Antitrust Litigation
In March 2023, we entered into the Stock Transfer Agreement with JUUL pursuant to which, among other things, we transferred to JUUL all of our beneficially owned JUUL equity securities. See Note 8. Investments in Equity Securities for a discussion of our disposition of our investment in JUUL.
As of January 27, 2025, 17 putative class action lawsuits have been filed against Altria and JUUL in the U.S. District Court for the Northern District of California. In November 2020, these lawsuits were consolidated into three complaints (one on behalf of direct purchasers, one on behalf of indirect purchasers and one on behalf of indirect resellers). The consolidated lawsuits, as amended, allege that Altria and JUUL violated Sections 1, 2 and/or 3 of the Sherman Antitrust Act of 1890 and Section 7 of the Clayton Antitrust Act and various state antitrust, consumer protection and unjust enrichment laws by restraining trade and/or substantially lessening competition in the U.S. closed-system electronic cigarette market. Plaintiffs seek various remedies, including treble damages, attorneys’ fees, a declaration that the agreements between Altria and JUUL are invalid and rescission of the transaction. In February 2024, the court ordered that certain of the direct-purchaser plaintiffs’ claims against JUUL be sent to arbitration pursuant to an arbitration provision in JUUL’s online purchase agreement and dismissed without prejudice the direct-purchaser plaintiffs’ claims for injunctive relief. The trial with respect to the consolidated lawsuits is set to commence in May 2026.
Federal and State Shareholder Derivative Lawsuits
In October 2022, we agreed to settle a series of federal and state derivative cases brought by Altria shareholders on behalf of themselves and Altria against Altria and certain of our current and former executives and directors and JUUL, its founders and certain of its current and former executives. The cases related to our former investment in JUUL and asserted claims of breach of fiduciary duty by the Altria defendants and aiding and abetting in that alleged breach of fiduciary duty by the remaining defendants.
Under the terms of the settlement, which became effective in May 2023, among other things, we agreed to provide $100 million in funding over a five-year period to underage tobacco prevention and cessation programs, which may include positive youth development programs, led by independent third-party organizations. We began providing funding in the third quarter of 2024. In 2022, we recorded pre-tax provisions totaling $27 million for costs associated with the independent monitoring of our funding commitments and attorneys’ fees. In the first quarter of 2023, we recorded pre-tax provisions totaling approximately $100 million related to the settlement, and in April 2023, paid $15 million to plaintiffs’ escrow account for attorneys’ fees.
Certain Other Tobacco-Related Litigation
“Lights/Ultra Lights” Cases and Other Smoking and Health Class Actions: Plaintiffs have sought certification of their cases as class actions, alleging among other things, that the uses of the terms “Lights” and/or “Ultra Lights” constitute deceptive and unfair trade practices, common law or statutory fraud, unjust enrichment or breach of warranty, and have sought injunctive and equitable relief, including restitution and, in certain cases, punitive damages. These class actions have been brought against PM USA and, in certain instances, Altria or our other subsidiaries, on behalf of individuals who purchased and consumed various brands of cigarettes. Defenses raised in these cases include lack of misrepresentation, lack of causation, injury and damages, the statute of limitations, non-liability under state statutory provisions exempting conduct that complies with federal regulatory directives, and the First Amendment. Twenty-one state courts in 23 “Lights” cases have refused to certify class actions, dismissed class action allegations, reversed prior class certification decisions or have entered judgment in favor of PM USA. As of January 27, 2025, two “Lights/Ultra Lights” class actions are pending in U.S. state courts. Neither case is active.
As of January 27, 2025, one smoking and health case alleging personal injury or seeking court-supervised programs or an ongoing medical monitoring program on behalf of individuals exposed to ETS and purporting to be brought on behalf of a class of individual plaintiffs, is pending in a U.S. state court. The case is currently inactive.
UST Litigation: UST and/or its tobacco subsidiaries have been named in a number of individual tobacco and health lawsuits over time. Plaintiffs’ allegations of liability in these cases have been based on various theories of recovery, such as negligence, strict liability, fraud, misrepresentation, design defect, failure to warn, breach of implied warranty, addiction and breach of consumer protection statutes.

Plaintiffs have typically sought various forms of relief, including compensatory and punitive damages, and certain equitable relief, including disgorgement. Defenses raised in these cases have included lack of causation, assumption of the risk, comparative fault and/or contributory negligence, and statutes of limitations. As of January 27, 2025, there is no such case pending against UST and/or its tobacco subsidiaries.
Environmental Regulation
Altria and our former subsidiaries are subject to various federal, state and local laws and regulations concerning the discharge of materials into the environment, or otherwise related to environmental protection, including, in the United States: the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act and the Comprehensive Environmental Response, Compensation and Liability Act (commonly known as “Superfund”), which can impose joint and several liability on each responsible party. Altria and our former subsidiaries are involved in several cost recovery/contribution cases subjecting them to potential costs of remediation and natural resource damages under Superfund or other laws and regulations. We expect to continue to make capital and other expenditures in connection with environmental laws and regulations.
We provide for expenses associated with environmental remediation obligations on an undiscounted basis when such amounts are probable and can be reasonably estimated. Such accruals are adjusted as new information develops or circumstances change. Other than those amounts, it is not possible to reasonably estimate the cost of any environmental remediation and compliance efforts that we may undertake in the future. In the opinion of our management, however, compliance with environmental laws and regulations, including the payment of any remediation costs or damages and the making of related expenditures, has not had a material adverse effect on our consolidated results of operations, capital expenditures, financial position or cash flows.
Guarantees and Other Similar Matters
In the ordinary course of business, we have agreed to indemnify a limited number of third parties in the event of future litigation. At December 31, 2024, we (i) had $43 million of unused letters of credit obtained in the ordinary course of business and (ii) were contingently liable for guarantees related to our own performance, including $19 million for surety bonds. In addition, from time to time, we issue lines of credit to affiliated entities. These items have not had, and are not expected to have, a significant impact on our liquidity.
Under the terms of a distribution agreement between Altria and PMI (“Distribution Agreement”), entered into as a result of our 2008 spin-off of our former subsidiary PMI, liabilities concerning tobacco products will be allocated based in substantial part on the manufacturer. PMI will indemnify Altria and PM USA for liabilities related to tobacco products manufactured by PMI or contract manufactured for PMI by PM USA, and PM USA will indemnify PMI for liabilities related to tobacco products manufactured by PM USA, excluding tobacco products contract manufactured for PMI. We do not have a related liability recorded on our consolidated balance sheet at December 31, 2024 as the fair value of this indemnification is insignificant. PMI has agreed not to seek indemnification with respect to the active IQOS System patent litigation discussed above under IQOS Litigation.
As part of the supplier financing program, Altria guarantees the financial obligations of ALCS under the financing program agreement. For further discussion of the supplier financing program, see Note 5. Supplier Financing.
PM USA guarantees our obligations under our outstanding debt securities, any borrowings under our $3.0 billion Credit Agreement and any amounts outstanding under our commercial paper program.